Filed pursuant to Rule 424(b)(5)
Registration No. 333-197818

The information contained in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective under the Securities Act of 1933, as amended, by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the Notes and are not soliciting an offer to buy the Notes in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 26, 2016.

Preliminary Prospectus Supplement

(To Prospectus dated August 18, 2014)

$

    % Fixed-to-Floating Rate Subordinated Notes due                     , 2026

We are offering $        aggregate principal amount of our     % Fixed-to-Floating Rate Subordinated Notes due 2026 (which we refer to as the “Notes”). The Notes will mature on                     , 2026. From and including                     , 2016 to but excluding                     , 2021, we will pay interest on the Notes semi-annually in arrears on each              and             , commencing                     , 2017, at a fixed annual interest rate equal to     %. From and including                     , 2021 to but excluding the maturity date or the date of earlier redemption, the interest rate will reset quarterly to an annual interest rate equal to the then-current three-month LIBOR rate plus a spread of          basis points, payable quarterly in arrears on each             ,             ,              and            . Notwithstanding the foregoing, in the event that three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero.

We may, beginning with the interest payment date of                     , 2021 and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption. The Notes will not otherwise be redeemable by us prior to maturity, unless certain events occur, as described under “Description of the Notes—Redemption” in this prospectus supplement. The Notes will not be convertible or exchangeable.

The Notes will be unsecured subordinated obligations of Enterprise Financial Services Corp (“Enterprise”). There is no sinking fund for the Notes. The Notes will be subordinated in right of payment to the payment of our existing and future senior indebtedness, including all of our general creditors, and they will be structurally subordinated to all of our subsidiaries’ existing and future indebtedness and other obligations. The Notes are obligations of Enterprise only and are not obligations of, and are not guaranteed by, any of our subsidiaries.

Currently, there is no public trading market for the Notes. We do not intend to list the Notes on any securities exchange or to have the Notes quoted on a quotation system.

	Per Note		Total
Public offering price(1)		%	$
Underwriting discounts and commissions		%	$
Proceeds to us, before expenses		%	$

(1)	Plus accrued interest, if any, from the original issue date. The underwriter will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details.

Investing in the Notes involves risk. You should refer to “Risk Factors” beginning on page S-9 of this prospectus supplement and the information under the heading “Risk  Factors” on page 4 of the accompanying prospectus and carefully consider that information before investing in the Notes.

The Notes are not savings accounts, deposits or other obligations of our subsidiary bank, Enterprise Bank & Trust (the “Bank”), or any of our nonbank subsidiaries. The Notes are not insured or guaranteed by the Federal Deposit Insurance Corporation, or “FDIC,” or any other governmental agency or public or private insurer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the Notes to purchasers in book-entry form through the facilities of The Depository Trust Company (which, along with its successors, we refer to as “DTC”), and its direct participants, against payment therefor in immediately available funds, on or about                     , 2016.

Sandler O’Neill + Partners, L.P.

Prospectus Supplement dated October     , 2016

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Enterprise,” “the Company,” “we,” “our,” “ours,” and “us” or similar references mean Enterprise Financial Services Corp. References to “Enterprise Bank” or the “Bank” mean Enterprise Bank & Trust, which is our wholly owned bank subsidiary.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us and our financial condition, and it adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated August 18, 2014, which provides more general information about the securities that we may offer from time to time, some of which may not apply to this offering. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the heading “Where You Can Find More Information,” before investing in the Notes. Generally, when we refer to the “prospectus,” we are referring to both parts of this document combined.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into those documents is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared.

Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriter, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information that we file with the SEC can also be found on our website, www.enterprisebank.com, at the “Documents” link under the “Investor Relations” tab. The information on, or that can be accessed through, our website is not a part of this document.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information incorporated by reference over different information included in this prospectus supplement.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules, including, but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits), until the termination of this offering:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016 (including information specifically incorporated by reference into our Form 10-K for the year ended December 31, 2015);

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed on April 29, 2016, for the quarter ended June 30, 2016, filed on July 29, 2016 and for the quarter ended September 30, 2016, filed on October 25, 2016;

•	Our Current Reports on Form 8-K and amendments thereto filed with the SEC on January 5, 2016, May 10, 2016, June 27, 2016, August 10, 2016 and October 11, 2016; and

•	The description of our common stock contained in our Form 8-A12B Registration Statement filed with the SEC on April 30, 1998, and Form 8-A12G Registration Statement filed with the SEC on October 6, 1999, and including any other amendments or reports filed for the purpose of updating such description.

You may request a copy of any of the documents incorporated by reference into this prospectus supplement or the accompanying prospectus (other than a copy of an exhibit to a filing, unless that exhibit is specifically incorporated by reference in the filing), at no cost, by writing or telephoning us at the following address and telephone number:

Enterprise Financial Services Corp

150 North Meramec

Clayton, MO 63105

Telephone: (314) 725-5500

Attention: Mr. Keene S. Turner, Chief Financial Officer

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone else to provide you with additional or different information.

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the other documents we incorporate by reference herein and therein, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified with use of terms such as “may,” “might,” “will, ”should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “could,” “continue” and the negative of these terms and similar words, although some forward-looking statements are expressed differently. Such statements include, but are not limited to, statements about the benefits of the pending merger with Jefferson County Bancshares, Inc. (“JCB”), including future financial and operating results, our plans, objectives, expectations and intentions, and other statements that are not historical facts, such as, without limitation, statements that discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. See “Recent Developments” beginning on page S-1 of this prospectus supplement. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including, but not limited to:

•	the challenges and costs of integrating operations and realizing anticipated synergies and other benefits of the pending merger with JCB;

•	our ability to obtain regulatory and shareholder approvals of the merger, or the ability to obtain such approvals in a timely manner;

•	our ability to efficiently integrate acquisitions into our operations, retain the customers of these businesses and grow the acquired operations;

•	credit risk;

•	changes in the appraised valuation of real estate securing impaired loans;

•	outcomes of litigation and other contingencies;

•	exposure to general and local economic conditions;

•	risks associated with rapid increases or decreases in prevailing interest rates;

•	consolidation within the banking industry;

•	competition from banks and other financial institutions;

•	our ability to attract and retain relationship officers and other key personnel;

•	burdens imposed by federal and state regulation;

•	changes in regulatory requirements;

•	changes in accounting regulation or standards applicable to banks; and

•	other risks discussed under the caption Risk Factors in this prospectus supplement, the accompanying prospectus, as well as the risk factors included in the documents incorporated herein by reference, including under Item 1A—Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and under Part II—Other Information: Item 1A—Risk Factors of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016.

Readers are cautioned not to place undue reliance on our forward-looking statements, which reflect management’s analysis and expectations only as of the date of such statements. Forward-looking statements speak only as of the date they are made, and the Company does not intend, and undertakes no obligation, to publicly revise or update forward-looking statements after the date of this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by federal securities law. Readers should carefully review all disclosures we file from time to time with the Securities and Exchange Commission which are available on our website at www.enterprisebank.com.

S-iv

Any investor in our securities should consider all risks and uncertainties disclosed in our SEC filings described above under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at www.sec.gov.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement. Because this is a summary, it may not contain all of the information that is important to you in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the Notes. You should pay special attention to the information contained under the caption entitled “Risk Factors” in this prospectus supplement and “Item 1A., Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 to determine whether an investment in the Notes is appropriate for you.

Enterprise Financial Services Corp

General

Enterprise Financial Services Corp (“Enterprise”) is a financial holding company headquartered in St. Louis, Missouri. We are the holding company for a full service banking subsidiary, Enterprise Bank & Trust (the “Bank”), offering banking and wealth management services to individuals and business customers located in the St. Louis, Kansas City and Phoenix metropolitan markets.

Our stated mission is “to guide our clients to a lifetime of financial success.” We have established an accompanying corporate vision “to deliver customer and financial performance that positions us in the top quartile of our peers.” These tenets are fundamental to our business strategies and operations.

Our general business strategy is to generate superior shareholder returns by providing comprehensive financial services primarily to private businesses, their owner families, and other success-minded individuals through banking and wealth management lines of business. The Company has one segment for purposes of its financial reporting.

The Company offers a broad range of business and personal banking services, and wealth management services. Lending services include commercial and industrial, commercial real estate, real estate construction and development, residential real estate, and consumer loans. A wide variety of deposit products and a complete suite of treasury management and international trade services complement our lending capabilities. Tax credit brokerage activities consist of the acquisition of Federal and State tax credits and the sale of these tax credits to clients. The Bank provides financial planning, estate planning, investment management, and trust services to businesses, individuals, institutions, retirement plans, and non-profit organizations.

Key components of our strategy include a focused and relationship-oriented distribution and sales approach, with an emphasis on growing fee income and niche businesses, while maintaining prudent credit and interest rate risk management, appropriate supporting technology, and controlled expense growth.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “EFSC.” For a discussion of risks and uncertainties involved with an investment in our securities, see the section of this prospectus supplement and the accompanying prospectus entitled “Risk Factors.” Our principal executive offices are located at 150 N. Meramec, Clayton, Missouri 63105 and our telephone number is (314) 725-5500. Our website is www.enterprisebank.com. However, the information on our website is not a part of, and is not incorporated into, this prospectus supplement and the accompanying prospectus.

Recent Developments

On October 10, 2016, we entered into a definitive merger agreement to acquire JCB, and its wholly owned subsidiary, Eagle Bank and Trust Company of Missouri (“Eagle Bank”). Pursuant to the terms of the merger agreement, JCB will merge with and into Enterprise, with Enterprise surviving (the “Merger”). At September 30, 2016, JCB had approximately $910.8 million in assets, $643.1 million in loans, and $754.7 million in deposits. As of September 30, 2016, JCB had approximately $12.5 million in subordinated debentures, which will rank junior to the Subordinated Notes. JCB operates 13 full service retail and commercial banking offices in St. Louis and Perry County, Missouri.

If the Merger is completed, JCB shareholders will receive, based on their election, cash considerations in an amount of $85.39 per share of JCB common stock or 2.75 shares of Enterprise common stock per share of JCB common stock. Aggregate consideration at the closing will be 3,300,000 shares of Enterprise common stock and approximately $26.6 million in cash, subject to adjustment for any JCB stock option exercises. Based on Enterprise’s 15-day volume weighted average closing stock price of $31.52 as of October 10, 2016, the overall transaction has an estimated value of $130.6 million, including JCB’s common stock and stock options.

In connection with the transaction, one JCB director will be appointed to Enterprise’s Board of Directors. Additionally, Michael Walsh, Chairman and Chief Executive Officer of JCB, will join the Board of Directors of the Bank, and will be appointed as Executive Vice President and Chairman of the St. Louis Region of the Bank.

Completion of the transaction is subject to normal and customary conditions, including but not limited to, regulatory approval and the approval of JCB shareholders. The transaction is expected to close in early 2017, subject to these required approvals.

THE OFFERING

The following summary contains basic information about the Notes and is not complete. It does not contain all the information that may be important to you. For a more complete understanding of the Notes, you should read the section of this prospectus supplement entitled “Description of the Notes.”

Issuer:	Enterprise Financial Services Corp

Securities Offered:	% Fixed-to-Floating Rate Subordinated Notes due 2026

Aggregate Principal Amount:	$

Issue Price:	%

Maturity Date:	The Notes will mature on , 2026.

Interest Rate:	From and including the issue date to but excluding , 2021, a fixed per annum rate of %.

From and including , 2021 to but excluding the maturity date or the date of earlier redemption, a floating per annum rate equal to the then-current three-month LIBOR rate, determined on the determination date of the applicable interest period, plus a spread of basis points; provided, however, in the event that three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero. For any determination date, “LIBOR” means the rate as published by Reuters (or any successor service) at approximately 11:00 a.m., London time, two business days prior to the commencement of the relevant quarterly interest period, as the London interbank rate for U.S. dollars. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as provided in the Indenture (as defined in “Description of the Notes” in this prospectus supplement). The Company has appointed U.S. Bank National Association, as the calculation agent for purposes of determining three-month LIBOR for each floating rate interest period.

Interest Payment Dates:	Until, but not including , 2021, we will pay interest on the Notes on and of each year, commencing , 2017.

From and including , 2021 to but excluding the maturity date or the date of earlier redemption, we will pay interest on the Notes on , , and of each year.

Record Dates:	The 15th day of the month immediately preceding the month of the applicable interest payment date.

Day Count Convention:	Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to but excluding , 2026 and, thereafter, on the basis of the actual number of days in the relevant interest period divided by 360.

No Guarantees:	The Notes are not guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under “Ranking.”

Ranking:	The Notes will be our unsecured, subordinated obligations and:

•	will rank junior in right of payment and upon our liquidation to any of our existing and all future senior indebtedness (as defined in the Indenture), all as described under “Description of the Notes” in this prospectus supplement;

•	will rank junior in right of payment and upon our liquidation to any of our existing and all of our future general creditors;

•	will rank equal in right of payment and upon our liquidation with any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes;

•	will rank senior in right of payment and upon our liquidation to any of our indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to note indebtedness such as the Notes; and

As of September 30, 2016 and the date of this prospectus supplement, at the holding company level, we had no senior indebtedness outstanding, although we have a $20 million senior unsecured revolving credit facility that was undrawn at each such date. As of September 30, 2016, we had $56.8 million outstanding subordinated debentures that will rank junior to the notes.

The Indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.

Optional Redemption:	We may, beginning with the interest payment date of , 2021, and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption.

Special Redemption:	We may also redeem the Notes at any time, including prior to , 2021, at our option, in whole or in part, if:

(a) a change or prospective change in law occurs that could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes;

(b) a subsequent event occurs that could preclude the Notes from being recognized as Tier 2 capital for regulatory capital purposes; or

(c) we are required to register as an investment company under the Investment Company Act of 1940, as amended;

in each case, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest to but excluding the redemption date. For more information, see “Description of the Notes—Redemption” in this prospectus supplement.

Sinking Fund:	There is no sinking fund for the Notes.

Further Issuances:	The Notes will initially be limited to an aggregate principal amount of $ . We may from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the Notes outstanding by issuing additional notes in the future with the same terms as the Notes, except for the issue date, the offering price and the first interest payment date, and such additional notes may be consolidated with the Notes issued in this offering and form a single series.

Use of Proceeds:	We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses, will be approximately $ million. We intend to use the net proceeds from this offering for general corporate purposes, which may include refinancing, reduction or repayment of debt; investments in the Bank as regulatory capital and in our other subsidiaries; financing of possible acquisitions, including funding the cash portion of the consideration to be paid in the Merger; repurchases of our capital stock; expansion of our business; and investments at the holding company level. See “Use of Proceeds” in this prospectus supplement.

Form and Denomination:	The Notes will be offered in book-entry form through the facilities of DTC in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Listing:	The Notes will not be listed on any securities exchange or quoted on any quotation system.

Governing Law:	The Notes and the Indenture will be governed by the laws of the State of New York.

Trustee:	U.S. Bank National Association will act as the trustee under the subordinated debt pursuant to which the notes will be issued.

Risk Factors:	An investment in the Notes involves risks. You should carefully consider the information contained under “Risk Factors” beginning on page S-9 of this prospectus supplement and Item 1A., Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

Ratios of Earnings to Fixed Charges and Preferred Stock Dividends:	Please refer to the information contained under “Ratios of Earnings to Fixed Charges and Preferred Stock Dividends” in this prospectus supplement for a presentation of such ratios as of September 30, 2016 and 2015 and for each of the last five years.

SUMMARY HISTORICAL FINANCIAL DATA

The following selected historical consolidated financial information of our company as of and for the nine months ended September 30, 2016 and 2015 has been derived from our unaudited consolidated financial statements as of and for the nine months ended September 30, 2016 and 2015, which are incorporated herein by reference, and the following selected historical consolidated financial information of our company as of and for the years ended December 31, 2015, 2014, 2013, 2012 and 2011 has been derived from our audited consolidated financial statements as of and for the years ended December 31, 2015, 2014 and 2013, which are incorporated herein by reference, and as of and for the years ended December 31, 2012 and 2011.

You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Annual Report on Form 10-K for the year ended December 31, 2015, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which have been filed with the SEC and are incorporated by reference in this prospectus supplement. Information for the nine month periods ended September 30, 2016 and 2015 is derived from unaudited interim financial statements and has been prepared on the same basis as our audited financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the nine-month period ended September 30, 2016, do not necessarily indicate the results which may be expected for any future period or for the full year.

(in thousands, except per share and percentage data)	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
EARNINGS SUMMARY:
Interest income	$109,786	$97,683	$132,779	$131,754	$153,289	$165,464	$142,840
Interest expense	9,745	9,352	12,369	14,386	18,137	23,167	30,155

Net interest income	100,041	88,331	120,410	117,368	135,152	142,297	112,685
Provision (provision reversal) for portfolio loan losses	4,587	4,329	4,872	4,409	(642)	8,757	13,300
Provision (provision reversal) for purchased credit impaired loan losses	(1,603)	(3,497)	(4,414)	1,083	4,974	14,033	2,803
Noninterest income	20,030	14,118	20,675	16,631	9,899	9,084	18,508
Noninterest expense	62,929	59,340	82,226	87,463	90,639	85,761	76,865

Income before income taxes	54,158	42,277	58,401	41,044	50,080	42,830	38,225
Income tax expense	18,949	14,506	19,951	13,871	16,976	14,534	12,802

Net income	$35,209	$27,771	$38,450	$27,173	$33,104	$28,296	$25,423

PER SHARE DATA:
Basic earnings per common share	$1.76	$1.39	$1.92	$1.38	$1.78	$1.41	$1.37
Diluted earnings per common share	1.74	1.37	1.89	1.35	1.73	1.37	1.34
Cash dividends paid on common shares	0.30	0.18	0.26	0.21	0.21	0.21	0.21
Book value per common share	19.07	17.21	17.53	15.94	14.47	13.09	11.61
Tangible book value per common share	$17.43	$15.53	$15.86	$14.20	$12.62	$10.99	$9.38

(in thousands, except per share and percentage data)	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
BALANCE SHEET DATA:
Ending balances:
Portfolio loans	$3,037,705	$2,602,156	$2,750,737	$2,433,916	$2,137,313	$2,106,039	$1,897,074
Allowance for loan losses(1)	37,498	32,251	33,441	30,185	27,289	34,330	37,989
Purchased credit impaired loans, net of the allowance for loan losses	41,016	72,397	64,583	83,693	125,100	189,571	298,975
Goodwill	30,334	30,334	30,334	30,334	30,334	30,334	30,334
Other intangible assets, net	2,357	3,323	3,075	4,164	5,418	7,406	9,285
Total assets	3,909,644	3,516,541	3,608,483	3,277,003	3,170,197	3,325,786	3,377,779
Deposits	3,124,825	2,813,963	2,784,591	2,491,510	2,534,953	2,658,851	2,791,353
Subordinated debentures	56,807	56,807	56,807	56,807	62,581	85,081	85,081
Other borrowings	319,022	269,684	380,326	383,883	264,331	325,070	256,545
Shareholders’ equity	381,098	343,563	350,829	316,241	279,705	235,745	239,565
Tangible common equity	348,407	309,906	317,420	281,743	243,953	198,005	166,653
Average balances:
Portfolio loans	$2,864,915	$2,483,488	$2,520,734	$2,255,180	$2,097,920	$1,953,427	$1,819,536
Purchased credit impaired loans	60,420	91,464	87,940	119,504	168,662	243,359	232,363
Earning assets	3,503,538	3,115,658	3,163,339	2,921,978	2,875,765	2,909,532	2,766,240
Total assets	3,730,449	3,332,430	3,381,831	3,156,994	3,126,537	3,230,928	3,096,147
Interest-bearing liabilities	2,594,850	2,320,713	2,344,861	2,209,188	2,237,111	2,340,612	2,377,044
Shareholders’ equity	366,698	330,440	335,095	301,756	259,106	252,464	213,650
Tangible common equity	333,658	296,375	301,165	266,655	222,186	185,252	161,887

SELECTED RATIOS:
Return on average common equity	12.83	11.24	11.47	9.01	12.78	11.21	12.67
Return on average tangible common equity	14.10	12.53	12.77	10.19	14.90	13.55	14.15
Return on average assets	1.26	1.11	1.14	0.86	1.06	0.78	0.74
Efficiency ratio	52.41	57.92	58.28	65.27	62.49	56.65	58.59
Total loan yield—tax equivalent	4.21	4.16	4.16	4.25	4.67	5.08	5.39
Cost of interest-bearing liabilities	0.50	0.54	0.53	0.65	0.81	0.99	1.27
Net interest spread	3.74	3.71	3.72	3.91	4.60	4.75	3.94

(in thousands, except per share and percentage data)	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Net interest margin	3.87	3.84	3.86	4.07	4.78	4.94	4.12
Nonperforming loans to portfolio loans(1)	0.66	0.35	0.33	0.91	0.98	1.84	2.19
Nonperforming assets to total assets(1)(2)	0.59	0.30	0.48	0.74	0.90	1.44	1.74
Net charge-offs to average loans(1)	0.02	0.12	0.06	0.07	0.31	0.64	0.99
Allowance for loan losses to portfolio loans(1)	1.23	1.24	1.22	1.24	1.28	1.63	2.00
Dividend payout ratio—basic	17.06	13.16	13.68	15.37	11.92	13.28	14.07

(1)	Amounts and ratios exclude Purchased Credit Impaired (“PCI”) loans and related assets, except for their inclusion in total assets.
(2)	Other real estate from PCI loans included in Nonperforming assets beginning with the year ended December 31, 2015 due to termination of all existing FDIC loss share agreements.

RISK FACTORS

An investment in the Notes involves a number of risks. This prospectus supplement does not describe all of those risks. Before you decide whether an investment in the Notes is suitable for you, you should carefully consider the risks described below relating to the offering as well as the risk factors concerning our business included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, in addition to the other information in this prospectus supplement and the accompanying prospectus, including our other filings which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus for discussions of these other filings. The prospectus is qualified in its entirety by those risk factors.

Risks Related to this Offering and Ownership of the Notes

Our obligations under the Notes will be unsecured and subordinated to any Senior Indebtedness.

The Notes will be unsecured subordinated obligations of Enterprise. Accordingly, they will be junior in right of payment to any of our existing and future Senior Indebtedness. The Notes will rank equally with all of our other unsecured subordinated indebtedness issued in the future under the Indenture. In addition, the Notes will be structurally subordinated to all existing and future indebtedness, liabilities and other obligations, including deposits, of our current and future subsidiaries, including the Bank. As of September 30, 2016, on a consolidated basis, we had outstanding indebtedness and other liabilities totaling approximately $3.5 billion, which includes approximately $3.1 billion of deposits, no outstanding short-term obligations, $129.0 million of FHLB advances, and $217.9 million of other liabilities, all of which are senior to the Notes, and $56.8 million outstanding subordinated debentures issued to certain capital trusts, which are junior to the Notes. As of September 30, 2016, JCB had approximately $12.5 million of subordinated debentures, which ranked junior to the Notes. As adjusted to give effect to the offering of the Notes, as if the offering had been completed as of September 30, 2016, Enterprise, the Bank and our other subsidiaries had, on a consolidated basis, $        million of indebtedness.

In addition, the Notes will not be secured by any of our assets. The Indenture does not limit the amount of Senior Indebtedness and other financial obligations or secured obligations that we or our subsidiaries may incur.

As a result of the subordination provisions described above and in the following paragraph, holders of Notes may not be fully repaid in the event of our bankruptcy, liquidation or reorganization.

The Notes are not obligations of, or guaranteed by, our subsidiaries and are structurally subordinated to all liabilities of our subsidiaries.

The Notes will be obligations of Enterprise only and will not be guaranteed by any of our subsidiaries, including the Bank. The Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of the Bank, its depositors) generally will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets. Even if we become a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any debt of that subsidiary senior to that held by us, and our rights could otherwise be subordinated to the rights of other creditors and depositors of that subsidiary. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make interest and principal payments on the Notes.

We may incur a substantial level of debt that could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under the Notes.

Neither we, nor any of our subsidiaries, are subject to any limitations under the terms of the Indenture from issuing, accepting or incurring any amount of additional debt, deposits or other liabilities, including Senior Indebtedness or other obligations ranking senior to or equally with the Notes. We and our subsidiaries are expected to incur additional debt and other liabilities from time to time, and our level of debt and the risks related thereto could increase.

A substantial level of debt could have important consequences to holders of the Notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our debt, including the Notes;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for other purposes;

•	increasing our vulnerability to adverse economic and industry conditions, which could place us at a disadvantage compared to our competitors that have relatively less debt;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and

•	limiting our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions and other corporate purposes.

In addition, a breach of any of the restrictions or covenants in our debt agreements could cause a cross-default under other debt agreements. A significant portion of our debt then may become immediately due and payable. We are not certain whether we would then have, or be able to obtain, sufficient funds to make these accelerated payments. If any of our debt is accelerated, our assets may not be sufficient to repay such debt in full.

The Indenture has limited covenants and does not contain any limitations on our ability to grant or incur a lien on our assets, sell or otherwise dispose of assets, pay dividends or repurchase our capital stock, which may not protect your investment.

In addition to the absence of any restrictions on us or our subsidiaries on incurring any additional debt or other liabilities, including additional senior or subordinated indebtedness, we are not restricted under the Indenture from granting security interests over our assets, or from paying dividends or issuing or repurchasing our securities. Also, there are no covenants in the Indenture requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations. You are not protected under the Indenture in the event of a highly leveraged transaction, reorganization, a default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect our ability to make payments on the Notes when due.

We depend primarily on cash dividends from our subsidiary, the Bank, to meet our cash obligations. Our access to funds from Enterprise Bank may become limited, thereby restricting our ability to make payments on our obligations. Failure of the Bank to pay sufficient cash dividends to us would prevent us from paying interest on the notes or the principal of the notes at maturity.

Enterprise is a holding company and reports financial information on a consolidated basis with its subsidiaries. Substantially all of the assets held by the consolidated companies are held by our subsidiaries, in particular, the Bank. Enterprise is a separate and distinct legal entity from the Bank and our other subsidiaries. Our principal source of funds to make payments on the Notes and our other obligations is dividends, distributions and other payments from the Bank. Dividends from the Bank provide a substantial portion of Enterprise’s cash flow and are the source of the funds that we will use to pay interest on the notes. Various regulatory provisions limit the amount of dividends the Bank can pay to Enterprise, which could impede access to funds we need to make payments on our obligations, including interest and principal payments on the Notes. In certain cases, regulatory authorities may even prohibit the Bank from paying dividends to Enterprise. Moreover, the terms of the notes do not provide for us to make payments into any sinking fund with respect to the notes out of which the principal of, or accrued and unpaid interest on, the notes could be paid. If the Bank cannot pay dividends to us for any period as a result of any regulatory limitation or prohibition or cannot, for any reason, pay dividends in an amount sufficient for us to pay the principal of, or accrued and unpaid interest on, the notes, we would be unable to pay the interest on or principal of the notes unless we are able to borrow funds from other sources or sell additional securities of Enterprise to obtain the necessary funds. The Bank paid Enterprise $10.0 million and $7.5 million in dividends during the year ended December 31, 2015, and the nine months ended September 30, 2016, respectively.

We may not be able to generate sufficient cash to service all of our debt, including the Notes.

Our ability to make scheduled payments of principal and interest, or to satisfy our obligations in respect of our debt or to refinance our debt, will depend on our future performance of our operating subsidiaries. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, limiting distributions to us from the Bank and required capital levels with respect to the Bank and certain of our nonbank subsidiaries, and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. Our subsidiaries may not be able to generate sufficient cash flows from operations, or we may be unable to obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.

Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding.

As a financial holding company, our ability to pay the principal of, and interest on, the Notes is subject to the rules and guidelines of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) regarding capital adequacy. We intend to treat the Notes as “Tier 2 capital” under these rules and guidelines. The Federal Reserve Board guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments, such as the Notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, pursuant to federal law and the Federal Reserve Board regulations, as a financial holding company, we are required to act as a source of financial and managerial strength to the Bank and commit resources to its support, including the guarantee of capital plans of an undercapitalized bank subsidiary. Such support may be required at times when we may not otherwise be inclined or able to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the Notes on one or more of the scheduled interest payment dates, or at any other time, or the principal of the Notes at the maturity of the Notes.

If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed, and would be required to cure, immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of the Bank, and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

Holders of the Notes will have limited rights, including limited rights of acceleration, if there is an event of default.

Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving us or Enterprise Bank. There is no automatic acceleration, or right of acceleration, in the case of default in the payment of principal of or interest on the Notes, or in the performance of any of our other obligations under the Notes or the Indenture. Our regulators can, in the event we become subject to an enforcement action, require our subsidiary bank to not pay dividends to us, and to prevent payment of interest or principal on the Notes and any dividends on our capital stock, but such limits will not permit acceleration of the Notes.

An active trading market for the Notes may not develop.

The Notes constitute a new issue of securities for which there is no existing market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for the Notes will develop, the ability of holders of the Notes to sell their Notes or the prices at which holders may be able to sell their Notes. The underwriter has advised us that it currently intends to make a market in the Notes. The underwriter, however, is not obligated to do so, and any market-making with respect to the Notes may be discontinued at any time without notice. You should also be aware that there may be a limited number of buyers when you decide to sell your Notes. This may affect the price you receive for your Notes or your ability to sell your Notes at all.

If a trading market for the Notes develops, changes in the debt markets, among other factors, could adversely affect the market price of the Notes.

If a market develops for the Notes, the prices at which holders may be able to sell their Notes may be affected, potentially adversely, by a number of factors. These factors include: the method of calculating the principal, premium, if any, interest or other amounts payable on the Notes; the time remaining to maturity of the Notes; the aggregate amount outstanding of the Notes; any redemption or repayment features of the Notes; the level, direction, and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally; the extent of any market-making activities with respect to the Notes; and the operating performance of the Bank. Often, the only way to liquidate your investment in the Notes prior to maturity will be to sell the Notes, and there may be a very illiquid market for the Notes or no market at all.

Because the Notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.

Subject to the prior approval of the Federal Reserve Board, to the extent that such approval is then required, we may redeem all or a portion of the Notes on                     , 2021 and on any interest payment date thereafter prior to their stated maturity date. In addition, at any time at which any Notes remain outstanding, subject to the prior approval of the Federal Reserve Board, to the extent that such approval is then required, we may redeem the Notes in whole or in part upon the occurrence of (i) a “Tax Event,” (ii) a “Tier 2 Capital Event” or (iii) a “1940 Act Event.” In the event that we redeem the Notes, holders of the Notes will receive only the principal amount of the Notes plus any accrued and unpaid interest to but excluding such earlier redemption date. If any redemption occurs, holders of the Notes will not have the opportunity to continue to accrue and be paid interest to the stated maturity date. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the Notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Notes. See “Description of the Notes—Redemption” in this prospectus supplement.

Investors should not expect us to redeem the Notes on or after the date on which they become redeemable at our option. Under Federal Reserve Board regulations, unless the Federal Reserve Board authorizes us in writing to do otherwise, we may not redeem the Notes unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve Board that, following redemption, we will continue to hold capital commensurate with our risk.

The amount of interest payable on the Notes will vary on and after                 , 2021.

As the interest rate of the Notes will be calculated based on LIBOR from                     , 2021 to but excluding the maturity date or earlier redemption date and LIBOR is a floating rate, the interest rate on the Notes will vary on and after                     , 2021. During this period, the Notes will bear a floating interest rate set each quarterly interest period at a per annum rate equal to the then-current three-month LIBOR rate, plus a spread of          basis points; provided, that in the event three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero. The per annum interest rate that is determined on the relevant determination date will apply to the entire quarterly interest period following such determination date even if LIBOR increases during that period.

Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the floating rate Notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

The level of LIBOR may affect our decision to redeem the Notes.

We are more likely to redeem the Notes on or after                     , 2021 if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the Notes prior to their maturity date, holders may not be able to invest in other securities that yield as much interest as the Notes.

Holders of the Notes will have no rights against the publishers of LIBOR.

Holders of the Notes will have no rights against the publishers of LIBOR, even though the amount they receive on each interest payment date on and after                     , 2021 will depend upon the level of LIBOR. The publishers of LIBOR are not in any way involved in this offering and have no obligations relating to the Notes or the holders of the Notes.

The Notes are not insured or guaranteed by the Federal Deposit Insurance Corporation.

The Notes are not savings accounts, deposits or other obligations of our bank subsidiary or any of our nonbank subsidiaries. The Notes are not insured by the FDIC or any other governmental agency or public or private insurer. The Notes are ineligible and may not be used as collateral for a loan by us or our bank subsidiary.

Our credit ratings may not reflect all risks of an investment in the Notes, and changes in our credit ratings may adversely affect your investment in the Notes.

The credit ratings of our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current and historical information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time, or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.

Risks Related to the Pending Acquisition of JCB

Completion of the Merger is subject to the receipt of approvals from regulatory authorities that may impose conditions that could have an adverse effect on us.

Before the Merger may be completed, we must obtain various approvals or consents from the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Federal Reserve Bank for the relevant federal reserve district and state bank regulatory authorities. These regulatory authorities may impose conditions on the completion of the Merger or require changes to the terms of the Merger. Although we do not currently expect the imposition of any conditions or changes, there can be no assurance that such conditions or changes will not be imposed. Such conditions or changes could have the effect of delaying completion of the Merger or imposition additional costs on or limiting our revenues following the Merger, any of which might have a material adverse effect on us following the Merger. Furthermore, we are not obligated to complete the Merger if the regulatory approvals received in connection with the Merger include any conditions that in our good faith judgment would have a material adverse effect on the value of the Merger to us, or would require us to enter into any regulatory agreements.

The Merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the Merger Agreement must be satisfied or waived to complete the Merger. If the conditions are not satisfied or waived, to the extent permitted by law, the Merger will not occur or will be delayed and we may lose some or all of the intended benefits of the Merger. The following conditions, in addition to other closing conditions set forth in the Merger Agreement, must be satisfied or waived, before the Company and JCB are obligated to complete the Merger:

•	the Merger Agreement must be duly approved by the requisite vote of JCB’s shareholders;

•	all required regulatory approvals must be obtained;

•	the registration statement filed with respect to the shares of our common stock to be issued in the Merger shall become effective under the Securities Act of 1933, as amended (the “Securities Act), and no stop order shall have been initiated or threatened by the SEC;

•	the shares of our common stock to be issued in the Merger must be approved for listing on NASDAQ;

•	the representations and warranties of the parties must be true and correct, and the parties must have performed all of their respective obligations under the Merger Agreement; and

•	there shall not have been a material adverse change on the business, operations, assets liabilities or financial conditions of the parties.

In addition, the Merger Agreement may be terminated in certain circumstances if the Merger is not consummated on or before June 30, 2017. We cannot assure you that all of the conditions precedent in the Merger Agreement will be satisfied, or to the extent legally permissible, waived, or that acquisition of JCB will be completed.

Combining the Company with JCB and the Bank with Eagle Bank may be more difficult, costly or time-consuming than expected, or could result in the loss of customers.

The Company and JCB, as well as the Bank and Eagle Bank have operated, and until the completion of the Merger will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect each party’s ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the Merger. As with any merger of banking institutions, there also may be distributions that cause the loss of customers or cause customers to withdraw their deposits, which could negatively affect the performance and earnings of the combined institutions. We may decide to consolidate or sell branches. Certain customers’ branches may be consolidated with other branches in the market area resulting in new office locations and new banking associates serving such customers. There can be no assurance that customers will readily accept changes to their banking arrangements after the Merger.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses, will be approximately $        million. We intend to use the net proceeds from this offering for general corporate purposes, which may include refinancing, reduction or repayment of debt; investments in the Bank as regulatory capital and in our other subsidiaries; financing of possible acquisitions, including funding the cash portion of the consideration to be paid in the Merger; repurchases of our capital stock; expansion of our business; and investments at the holding company level.

Our management will have broad discretion in the use of the net proceeds from the sale of the Notes. Pending the use of the net proceeds of this offering as described above and the proposed acquisition of JCB, we may invest such proceeds in highly liquid, short-term securities or in deposit accounts at the Bank.

The precise amounts and timing of our use of the net proceeds will depend upon our and our subsidiaries’ funding requirements and the availability of other funds. The precise amount of the net proceeds that we will use to pay the cash portion of the consideration to be paid in the Merger and the timing of that use will depend upon the availability of other funds and the date on which we consummate the acquisition of JCB.

Additionally, while we may use a portion of the proceeds from this offering to finance the cash consideration of the Merger with JCB, the completion of this offering is not a condition to the closing of the Merger, and we have sufficient available capital resources, including under our credit facility, to complete the Merger without using proceeds from this offering. Accordingly, we may use the proceeds of this offering for other general corporate purposes regardless of the consummation of the Merger with JCB.

CAPITALIZATION

The following table sets forth our capitalization, including regulatory capital ratios, on a consolidated basis, as of September 30, 2016:

•	on an actual basis,

•	on an adjusted basis as if the offering had been completed as of September 30, 2016, for total net proceeds of approximately $ million after deducting the underwriting discount and estimated expenses.

This information should be read together with the financial and other data in this prospectus supplement as well as the unaudited consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which is incorporated by reference into this prospectus supplement.

(in thousands)	Actual	As Adjusted
Long-term debt
% fixed-to-floating rate subordinated notes due , 2026	$—	$—
Subordinated debentures	56,807	56,807

Total long-term debt	56,807	56,807
Shareholders’ equity
Common stock, par value $0.01 per share; Authorized—30,000,000 shares; 20,249,711 shares issued and outstanding	$203	$—
Treasury stock at cost, 261,718 shares	(6,632)	(6,632)
Additional paid-in capital	212,091	—
Retained earnings	170,768	—
Accumulated other comprehensive income	4,668	—

Total shareholders’ equity	381,098	(6,632)

Total long-term debt and shareholders’ equity	$437,905	$50,175

	Actual	As Adjusted
Capital Ratios
Total capital to risk weighted assets	12.01%	—%
Tier 1 capital to risk weighted assets	10.82%	—%
Common equity tier 1 capital to risk weighted assets	9.33%	—%
Leverage ratio (Tier 1 capital to average assets)	10.58%	—%
Tangible common equity to tangible assets(1)	8.99%	—%
Tier 1 capital	400,382	—
Total risk-based capital	444,388	—

(1)	Not a required regulatory capital ratio

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our historical ratios of earnings to fixed charges for the periods indicated are set forth in the table below. The ratio of earnings to fixed charges is computed by dividing (1) income from continuing operations before income taxes and fixed charges by (2) total fixed charges. For purposes of computing these ratios:

•	earnings consist of income before income taxes plus fixed charges,

•	fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the estimated portion of rental expenses attributable to interest, net of income from subleases, and

•	fixed charges, including interest on deposits, include all interest expense and the estimated portion of rental expense attributable to interest, net of income from subleases.

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Ratio of Earnings to Combined Fixed Charges:
Excluding interest on deposits	29.44x	29.62x	30.85x	11.53x	8.16x	4.40x	4.11x
Including interest on deposits	6.56x	5.52x	5.72x	3.85x	3.76x	2.53x	2.13x

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends:
Excluding interest on deposits	29.44x	29.62x	30.85x	11.53x	8.16x	6.52x	5.50x
Including interest on deposits	6.56x	5.52x	5.72x	3.85x	3.76x	2.85x	2.27x

DESCRIPTION OF THE NOTES

The Notes offered by this prospectus supplement will be issued by the Company under a subordinated indenture dated as of                     , 2016 between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by a first supplemental indenture dated as of                     , 2016 between the Company and the Trustee. We refer to the subordinated indenture, as amended and supplemented by the first supplemental indenture, as the “Indenture.” You may request a copy of the Indenture from us as described under the heading “Where You Can Find More Information.” We have summarized the material terms of the Indenture and the Notes below, but the summary does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the Indenture and the Notes. The following description of the particular terms of the Indenture and the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of subordinated debt in the accompanying prospectus, to which description we refer you.

You should read the Indenture and the Notes because they, and not this description, define your rights as holders of the Notes.

General

The Notes issued in this offering will initially be limited to $        aggregate principal amount. Under the Indenture, the aggregate principal amount of Notes which may be sold and delivered in other offerings is unlimited. The Notes may be sold in one or more series with the same or various maturities, at par, at a premium, or at a discount.

The maturity of the Notes may not be accelerated in the absence of certain events of default (as such term is defined in the Indenture). Upon the following events of default, there is no right to accelerate the maturity of the Notes if we fail to pay interest or any Additional Amounts (as defined below) on any Note for 30 days after such payment is due, fail to pay the principal or premium, if any, on any Note when due, or fail to perform or breach any other covenant or warranty under any Note or in the Indenture for 90 days after we receive written notice of such failure or breach. See “—Events of Default; Acceleration of Payment; Limitation on Suits.”

The Notes will mature on                     , 2026 (the “maturity date”). The Notes are not convertible into, or exchangeable for, equity securities, other securities or assets of the Company or the Bank. There is no sinking fund for the Notes.

As a financial holding company, our ability to make payments on the Notes will depend primarily on the receipt of dividends and other distributions from the Bank. There are various regulatory restrictions on the ability of the Bank to pay dividends or make other distributions to us. See “Risk Factors—Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding.” in this prospectus supplement and the information in Item 1., Business, under the heading “Supervision and Regulation—Bank Subsidiary,” Item 1A., Risk Factors, under the heading “Our ability to pay dividends is limited by various statutes and regulations and depends primarily on the Bank’s ability to distribute funds to us, and is also limited by various statutes and regulations” and Item 5., Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities, under the heading “Dividends,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Delivery of reports, information and documents (including, without limitation, reports contemplated in this section) to the Trustee is for information purposes only, and the Trustee’s receipt thereof shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with covenants under the Indenture, Notes, and guarantees (if any), as to which the Trustee is entitled to rely exclusively on officers’ certificates.

The Notes are not savings accounts, deposits or other obligations of the Bank or any of our non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or public or private insurer. The Notes are solely obligations of the Company and are neither obligations of, nor guaranteed by, any of our subsidiaries.

The Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Interest

The Notes will bear interest (a) at an initial rate of     % per annum, payable semi-annually in arrears on              and             of each year (each, a “fixed rate interest payment date”), commencing on                     , 2017, from and including the date of issuance to but excluding                     , 2021, and (b) thereafter at a floating per annum rate equal to the then-current three-month LIBOR (as defined below) plus     %, payable quarterly in arrears on             ,             ,               and             (each, a “floating rate interest payment date,” and together with the fixed rate interest payment dates, the “interest payment dates”), commencing on                     , 2021.

“Three-month LIBOR” means, for any interest period, the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on the Reset Rate Determination Date related to such interest period. If such rate does not appear on such page at such time, then the Calculation Agent will request the principal London office of each of four major reference banks in the London interbank market, selected by the Company for this purpose and whose names and contact information will be provided by the Company to the Calculation Agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a m., London time, on such Reset Rate Determination Date and in a principal amount equal to an amount for a single transaction in U.S. dollars in the relevant market at the relevant time as determined by the Company and provided to the Calculation Agent (a “Representative Amount”). If at least two such quotations are so provided, three-month LIBOR for the interest period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks in the City of New York selected by the Company for this purpose and whose names and contact information will be provided by the Company to the Calculation Agent, to provide such bank’s rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a m., New York City time, on such Reset Rate Determination Date and in a Representative Amount. If at least two such rates are so provided, three-month LIBOR for the interest period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then three-month LIBOR for the interest period related to such Reset Rate Determination Date will be set to equal the three-month LIBOR for the immediately preceding interest period or, in the case of the interest period commencing on the first floating rate interest payment date, 5.00%. All percentages used in or resulting from any calculation of three-month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. Notwithstanding the foregoing, in the event that three-month LIBOR as determined in accordance with this definition is less than zero, three-month LIBOR for such interest period shall be deemed to be zero.1

“Calculation Agent” means U.S. Bank National Association, or any other successor appointed by us, acting as calculation agent.

“Designated LIBOR Page” means the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates for U.S. dollars.

“London Banking Day” means any day on which commercial banks are open for business (including dealings in U.S. dollars) in London.

[1]	Subject to confirmation by Calculation Agent.

“Reset Rate Determination Date” means the second London Banking Day immediately preceding the first day of each applicable interest period commencing on the first floating rate interest payment date.

“Additional Amounts” means any additional amounts that are required by the Indenture or the Notes, under circumstances specified by the Indenture or the Notes, to be paid by the Company in respect of certain taxes, duties, levies, imposts, assessments or other governmental charges imposed on holders of the Notes specified by the Indenture or the Notes.

The determination of three-month LIBOR for each applicable interest period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent’s calculation of the amount of any interest payable after the first Reset Rate Determination Date will be maintained on file at the Calculation Agent’s principal offices.

Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months to, but excluding,                     , 2021 and thereafter on the basis of a 360-day year and on the basis of the actual number of days elapsed. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

Interest on the Notes, subject to certain exceptions, will accrue during the applicable interest period, which is from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of issuance of the Notes to but excluding the applicable interest payment date or the stated maturity date or date of earlier redemption, if applicable. If an interest payment date or the maturity date for the Notes falls on a day that is not a business day, the interest payment or the payment of principal and interest at maturity will be paid on the next succeeding business day (any payment made on such date will be treated as being made on the date that the payment was first due and the holders of the Notes will not be entitled to any further interest or other payments); provided, that in the event that any scheduled floating interest payment date falls on a day that is not a business day and the next succeeding business day falls in the next succeeding calendar month, then such scheduled floating interest payment date will be accelerated to the immediately preceding business day, and, in such case, the amounts payable on such business day will include interest accrued to but excluding such business day.

Interest on each Note will be payable to the person in whose name such Note is registered on the 15th day of the month immediately preceding the applicable interest payment date, whether or not such day is a business day. Any interest which is payable, but is not punctually paid or duly provided for on any interest payment date shall cease to be payable to the holder on the relevant record date by virtue of having been a holder on such date, and such defaulted interest may be paid by us to the person in whose name the Notes are registered at the close of business on a special record date for the payment of defaulted interest. However, interest that is paid on the maturity date will be paid to the person to whom the principal will be payable. Interest will be payable by wire transfer in immediately available funds in U.S. dollars at the office of the principal paying agent or, at our option in the event the Notes are not represented by Global Notes (as defined below), by check mailed to the address of the person specified for payment in the preceding sentences.

No recourse shall be had for the payment of the principal of or premium, if any, or interest or additional amounts, if any, on any Notes against any past, present or future incorporator, shareholder, officer, or director, as such, of the Company, or any predecessor or successor of the Company; it being expressly agreed and understood that the Indenture and all the Notes are solely obligations of the Company. The Indenture and the Notes contain no financial covenants and do not restrict us from paying dividends or issuing or repurchasing other securities, and do not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

When we use the term “business day,” we mean any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in the City of New York or at a place of payment under the Indenture are generally authorized or required by law, regulation or executive order to remain closed.

Ranking

The Notes will rank equally with all other unsecured subordinated indebtedness of the Company issued in the future under the Indenture. The Notes will rank senior to $56.8 million of the Company’s junior subordinated indebtedness. As of September 30, 2016, we had no other outstanding subordinated indebtedness.

The Notes will be subordinated in right of payment to all of our senior indebtedness and other specified company obligations. The Notes will be obligations of the Company only and will not be guaranteed by any of our subsidiaries, including the Bank, which is our principal subsidiary. The Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of the Bank, its depositors) generally will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets. The Indenture and the Notes do not limit the amount of senior indebtedness, secured indebtedness, or other liabilities having priority over the Notes that we or our subsidiaries may incur. As of September 30, 2016, on a consolidated basis, our outstanding indebtedness (including deposits) totaled approximately $3.5 billion, which includes $56.8 million principal amount of outstanding subordinated unsecured indebtedness.

Senior indebtedness is defined in the Indenture to include all notes and other obligations, including guarantees, of the Company, for borrowed money unless by their terms they are not superior in right of payment to or are equal in right of payment to the Notes.

No payment of the principal of the Notes (including redemption payments), or interest or additional amounts, if any, on the Notes may be made until all amounts due to holders of senior indebtedness have been paid, if any of the following occurs:

(a)	specified events of bankruptcy, liquidation, insolvency or reorganization of the Company;

(b)	any senior indebtedness is not paid when due and that default continues without waiver;

(c)	any other default has occurred and continues without waiver pursuant to which the holders of senior indebtedness are permitted to accelerate the maturity of senior indebtedness; or

(d)	the maturity of any series of Notes under the Indenture has been accelerated and such acceleration has not been rescinded or annulled.

Subject to the terms of the Indenture, if the Trustee or any holder of any of the Notes receives any payment or distribution of our assets in contravention of the subordination provisions applicable to the Notes before all senior indebtedness is paid in full in cash, property or securities, then such payment or distribution will be paid over to the holders of such senior indebtedness or to the trustee under any indenture under which such senior indebtedness may have been issued, until all senior indebtedness is paid in full.

Events of Default; Acceleration of Payment; Limitation on Suits

The Notes and Indenture provide for only limited events upon which the principal of the Notes may be accelerated. These events are:

•	a court having jurisdiction shall enter a decree or order for the appointment of a receiver, liquidator, trustee, or similar official in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

•	the Company shall consent to the appointment of a receiver, liquidator, trustee or other similar official in any receivership, insolvency, liquidation or similar proceeding with respect to the Company; or

•	a “principal subsidiary” of the Company shall be the subject of a receivership, insolvency, liquidation or similar proceeding.

The Notes and Indenture provide for a limited number of other events of default, which do not permit acceleration of the payment of principal on the Notes, including:

•	default in the payment of any installment of interest or any Additional Amounts upon the Notes when it becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of the principal (or premium, if any) on the Notes when it becomes due and payable; or

•	failure by the Company duly to observe or perform any of the other covenants or agreements in the Indenture continuing for a period of 90 days after the date on which written notice specifying such failure and requiring the Company to remedy the same shall have been given to the Company by the Trustee or by the holders of at least 25% in aggregate principal amount of the Notes at the time outstanding.

There is no right of acceleration in the case of a default in the payment of principal of or interest or Additional Amounts on the Notes or in our nonperformance of any other obligation under the Notes or the Indenture. If we default in our obligation to pay any interest on the Notes when due and payable and such default continues for a period of 30 days, or if we default in our obligation to pay the principal amount due upon maturity or redemption, or if we breach any covenant or agreement contained in the Indenture and such breach continues for a period of 90 days after the date on which written notice specifying such failure and requiring us to remedy the same shall have been given to us, then the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Notes of the performance of any covenant or agreement in the Indenture.

No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	such holder has previously given written notice to the Trustee of a continuing event of default with respect to the Notes;

•	the holders of not less than 25% in principal amount of the outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee under the Indenture;

•	such holder or holders have offered to the Trustee indemnity satisfactory to it against the costs, expenses, and liabilities to be incurred in complying with such request;

•	the Trustee for 60 days after its receipt of such notice, request, and offer of indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the Trustee during such 60 day period by the holders of a majority in principal amount of the outstanding Notes.

In any event, the Indenture provides that no one or more of such holders shall have any right under the Indenture to affect, disturb or prejudice the rights of any other holder, or to obtain priority or preference over any of the other holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all holders of Notes.

Redemption

We may, at our option, beginning with the interest payment date of                     , 2021, and on any interest payment date thereafter, redeem the Notes, in whole or in part, from time to time, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, at a price equal to 100% of the principal amount of the Notes being redeemed plus interest that is accrued and unpaid to but excluding the date of redemption. The Notes may not otherwise be redeemed prior to maturity, except that we may also, at our option, redeem the Notes at any time, including before                     ,

2021, in whole or in part, from time to time, at a price equal to 100% of the principal amount of the Notes being redeemed plus interest that is accrued and unpaid to but excluding the date of redemption upon the occurrence of:

•	a “Tax Event,” defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that, as a result of (a) an amendment to, or change (including any announced prospective change) in, the laws or any regulations of the United States or any political subdivision or taxing authority, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which change or amendment becomes effective or which pronouncement or decision is announced on or after the date of the issuance of the Notes, there is more than an insubstantial risk that the interest payable on the Notes is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;

•	a “Tier 2 Capital Event,” defined in the Indenture to mean the receipt by us of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Notes, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to us that would preclude the Notes from being included as Tier 2 capital; or

•	the Company becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended. Any such redemption will be at a redemption price equal to the principal amount of the Notes plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption, call or repurchase of the Notes following one of these events would require prior approval of the Federal Reserve.

In the event of any redemption of the Notes, we will deliver or cause to be delivered a notice of redemption (which notice may be conditional in our discretion on one or more conditions precedent, and the redemption date may be delayed until such time as any or all of such conditions have been satisfied or revoked by us if we determine that such conditions will not be satisfied) to each holder of Notes not less than 30 nor more than 60 days prior to the redemption date.

Any partial redemption will be made in accordance with DTC’s applicable procedures among all of the holders of the Notes. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. The Notes are not subject to redemption or prepayment at the option of the holders.

Modification of the Indenture

Except as set forth below, modification and amendment of the Indenture as applicable to the Notes may be made only with the consent of the holders of not less than a majority in aggregate principal amount of the Notes then outstanding voting as a single class.

Without the consent of any holder of the Notes, the Company and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of the covenants of the Company in the Indenture and in the Notes;

•	to evidence the addition of any guarantee for the benefit of the holders, or the release or substitution of any guarantor in accordance with the provisions of the Indenture or the Notes;

•	to add one or more covenants or other provisions for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company under the Indenture;

•	to add additional events of default under the Indenture for the Notes;

•	to change or eliminate or add any provision to the Indenture; provided, however, if the change will adversely affect the interests of the holders of the Notes under the Indenture in any material respect, the change, elimination or addition will become effective only:

•	when the consent of the holders of Notes has been obtained in accordance with the Indenture; or

•	when no Notes remain outstanding under the Indenture;

•	to provide collateral security for all but not part of the Notes under the Indenture;

•	to establish the form or terms of debt securities of any other series as permitted by the Indenture;

•	to provide for the authentication and delivery of bearer securities with or without coupons;

•	to evidence and provide for the acceptance of appointment by a separate or successor trustee or co-trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the Notes;

•	to change any place where principal, premium, if any, and interest and additional amounts, if any, shall be payable, Notes may be surrendered for registration of transfer or exchange and notices to the Company may be served; or

•	to cure any ambiguity, or to correct or supplement any provision in Indenture that may be defective or inconsistent with any other provision in the Indenture.

The following amendments or modifications to the Indenture require the consent of the holder of the affected Notes:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, the Notes, or

•	reduce the principal amount of any Note or its rate of interest or change the method of calculating that interest rate, or

•	reduce any premium payable upon redemption, or change any of the Company’s obligations with respect to payments due upon acceleration; or

•	change the currency in which payments are made; or

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the Notes; or

•	modify provisions of the Indenture regarding waiver of covenants, waiver of past defaults, and supplemental indentures, except to increase the percentages in principal amount required for consent or to provide that other provisions of this Indenture cannot be modified or waived without the consent of the affected holder of the Notes.

In addition, the holders of a majority in principal amount of the outstanding Notes may, on behalf of all holders of the Notes, waive compliance by us with certain terms, conditions and provisions of the Indenture, as well as any past default and/or the consequences of default, other than any default in the payment of principal or interest or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Note.

Limitation on Individual Liability

No director, officer, employee, incorporator or stockholder of us, as such, will have any liability for any obligations of us under, or the creation of, the Notes or the Indenture or by reason of any obligations, covenants, or agreements contained in the Indenture or the Notes. Each holder of a Note, by accepting a Note waives and releases such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

We may choose to either discharge our obligations under the Indenture and the Notes in a legal defeasance or to release ourselves from certain or all of our covenant restrictions under the Indenture and the Notes in a covenant defeasance. We may do so after we irrevocably deposit with the Trustee for the benefit of the holders of the Notes sufficient cash and/or U.S. government securities to pay the principal of (and premium, if any) and interest and any other sums due on the stated maturity date or a redemption date of the Notes. If we choose the legal defeasance option, the holders of the Notes will not be entitled to the benefits of the Indenture except for certain limited rights, including registration of transfer and exchange of Notes, replacement of lost, stolen or mutilated Notes and the right to receive payments of the principal of (and premium, if any) and interest on such Notes when such payments are due.

We may discharge our obligations under the Indenture or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the Trustee an opinion of our legal counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the Internal Revenue Service (the “IRS”) or a change in the applicable federal income tax law. We may not have a default under the Indenture or the Notes on the date of deposit and, under certain circumstances, 120 days after such deposit. The discharge may not cause the Trustee to have a conflicting interest for purposes of the Trust Indenture Act and may not result in our becoming an investment company in violation of the Investment Company Act of 1940. The discharge may not violate any of our agreements to which we are a party or by which we are bound.

Any defeasance of the Notes pursuant to the Indenture shall be subject to our obtaining the prior approval of the Federal Reserve and any additional requirements that the Federal Reserve may impose with respect to defeasance of the Notes. Notwithstanding the foregoing, if, due to a change in law, regulation or policy subsequent to the issue date of the Notes the Federal Reserve does not require that defeasance of instruments be subject to Federal Reserve approval in order for the instrument to be accorded Tier 2 capital treatment, then no such approval of the Federal Reserve will be required for such defeasance.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to Notes, when:

(i)	all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid, have been delivered to the Trustee for cancellation; and

(ii)	we have paid all sums payable by us under the Indenture with respect to the Notes; and

(iii)	we have delivered to the Trustee a company request with respect to such discharge.

Consolidation, Merger and Sale of Assets

Under the terms of the Indenture, the Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any person or entity, unless:

•	the entity formed by such consolidation or into which the Company is merged or the person or entity which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall expressly assume the Company’s obligations on all the Notes and under the Indenture;

•	immediately after giving effect to the transaction, no event of default under the Indenture, or event which, after notice or lapse of time or both, would become an event of default under the Indenture, shall have occurred and be continuing; and

•	the Company shall have delivered to the Trustee an officer’s certificate and an opinion of counsel as provided in the Indenture.

Upon any such consolidation, merger, conveyance or transfer effected in accordance with the foregoing Indenture terms, the Company will be relieved of all of its obligations under the Indenture and the Notes, except in the case of a lease.

The terms of the Indenture do not restrict:

•	any consolidation or merger of the Company in which the Company is the surviving or resulting entity;

•	any conveyance, transfer or lease of any part of the properties of the Company which does not constitute a conveyance, transfer or lease of all or substantially all of the direct assets of the Company; or

•	the approval or consent of the Company to any consolidation or merger of any direct or indirect subsidiary or affiliate of the Company, or any conveyance, transfer or lease by any subsidiary or affiliate of any of its assets.

Further Issues

We may, from time to time, without notice to or the consent of the holders of the Notes, create and issue further Notes ranking equally with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further Notes or except for the first payment of interest following the issue date of such further Notes) in order that such further Notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

The Trustee may conclusively rely upon certificates, opinions or other documents furnished to it under the Indenture and shall have no responsibility to confirm or investigate the accuracy of mathematical calculations or other facts stated therein. The Trustee shall have no responsibility for monitoring the Company’s compliance with any of its covenants under the Indenture.

Paying Agent

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices the Notes in non-Global form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the Trustee, at its office at 7th & Washington, St. Louis, Missouri 63101, as the paying agent for the Notes. We must notify you of changes in the paying agents.

Governing Law

The Indenture provides that the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Tier 2 Capital

The Notes are intended to qualify as Tier 2 capital under the capital rules established by the Federal Reserve for bank holding companies. The rules set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the Notes must:

•	be unsecured;

•	have a minimum original maturity of at least five years;

•	be subordinated in right of payment to the Bank’s depositors and general creditors and to each of our non-bank subsidiaries’ depositors and general creditors;

•	not contain provisions permitting the holders of the Notes to accelerate payment of principal prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of a bank holding company or a major bank subsidiary;

•	be ineligible as collateral for a loan by us or the Bank;

•	only be callable after a minimum of five years following issuance, except upon the occurrence of certain special events, as described above, and, in any case, subject to obtaining the prior approval of the Federal Reserve or other primary federal regulator to the extent such approval is then required under the rules of the Federal Reserve or such other regulator; and

•	unless the Federal Reserve authorizes us to do otherwise in writing, not be redeemed or repurchased unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve that following redemption, we will continue to hold capital commensurate with our risk.

Clearance and Settlement

The Notes will be represented by one or more permanent global certificates, which we refer to individually as a Global Note and collectively as the Global Notes, deposited with, or on behalf of DTC and registered in the name of Cede & Co. (DTC’s partnership nominee). The Notes will be available for purchase in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof in book-entry form only. So long as DTC or any successor depositary, which we refer to collectively as the Depositary or its nominee is the registered owner of the Global Notes, the Depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the Notes for all purposes of the Indenture. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may not elect to receive a certificate representing their Notes while the Notes are held by a Depositary. Investors may elect to hold interests in the Global Notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes, so long as the corresponding securities are represented by Global Notes.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depository Trust & Clearing Corporation (“DTCC”) is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

Access to the DTC system is also available to others, referred to as indirect participants, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the Indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants. None of the Company, the Trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures. A beneficial owner must give notice to elect to have its notes purchased or tendered, through its participant, to the paying agent, and must effect delivery of such securities by causing the direct participant to transfer the participant’s interest in the notes, on DTC’s records, to the paying agent. The requirement for physical delivery of Notes in connection with a redemption will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC’s records.

DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the Notes will be printed and delivered to DTC.

As long as DTC or its nominee is the registered owner of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the Global Notes and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in Global Notes:

•	will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•	will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

All redemption proceeds, distributions and dividend payments on the securities represented by the Global Notes and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detailed information from the issuer or its agent, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the issuer, the Trustee or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the Global Notes among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

Trustee

U.S. Bank National Association, will act as Trustee under the Indenture. At all times, the Trustee must comply with the applicable requirements under the Trust Indenture Act. The Trustee may resign at any time by giving us written notice and may be removed as trustee with respect to the Notes:

•	by notification in writing by the holders of a majority in aggregate principal amount of the outstanding Notes; or

•	by us or any holder who has been a bona fide holder for at least six months if it (i) has or acquires a conflicting interest within the meaning of the Trust Indenture Act or fails to comply with the obligations imposed upon it under the Trust Indenture Act; (ii) becomes incapable of acting as Trustee; or (iii) a court takes certain actions with respect to such Trustee relating to bankruptcy or insolvency.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, we will promptly appoint a new trustee. A resignation or removal of the Trustee will become effective only upon the successor trustee’s acceptance of appointment in writing. We will mail a notice of its succession to holders of the notes.

From time to time, we, and one or more of our subsidiaries, may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the Trustee in the ordinary course of business. Additionally, we maintain banking relationships with the Trustee and its affiliates in the ordinary course of business. These banking relationships include the Trustee serving as trustee under indentures involving certain of our trust preferred securities.

Upon the occurrence of (i) an event which, after notice or lapse of time or both, would become an event of default under the Notes, (ii) a default under another indenture under which the Trustee serves as trustee, the Trustee may be deemed to have a conflicting interest. Under such circumstances, the Trustee must eliminate the conflict or resign. In that event, we would be required to appoint a successor trustee.

Notices

Any notices required to be given to the holders of the Notes will be given to the Trustee. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the applicable procedures from DTC or its designee, including by electronic mail in accordance with accepted practices at DTC.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. This discussion is based upon the United States Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

The discussion generally applies only to beneficial owners that purchase notes in the initial offering at their original issue price (i.e., the first price at which a substantial amount of the notes is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash and hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their specific circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers such as banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders of notes that are pass-through entities or the investors in such pass-through entities, dealers in securities or foreign currency, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, traders in securities that elect a mark-to-market method of accounting, investors liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, and persons holding notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction or risk reduction transaction. The discussion does not address any non-income tax considerations or any non-U.S., state or local tax consequences. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

As used herein, a “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust validly elected to be treated as a U.S. person under applicable Treasury regulations. A Non-U.S. Holder is a beneficial owner of notes, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns any of the notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of notes that are partnerships or partners in such partnerships should consult their own tax advisors.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX AND OTHER FEDERAL TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

U.S. Holders

Payments of Interest

Payments of stated interest on a note will generally be taxable to U.S. Holders as ordinary interest income at the time such interest payments are accrued or received, depending on the holder’s regular method of accounting for U.S. federal income tax purposes. It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or the stated principal amount of the notes will not exceed the issue price by more than a de minimis amount (as set forth in applicable U.S. Treasury regulations).

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which, to the extent not previously included in income, will be treated as ordinary interest income), and such holder’s tax basis in the note. A U.S. Holder’s tax basis in the note will generally equal the amount such holder paid for the note. Any gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder held the note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to substantial limitations for corporate and noncorporate U.S. Holders.

Net Investment Income Tax

In addition to other taxes, the “net investment income” of certain individuals, trusts and estates whose income exceeds certain thresholds (for example, $250,000 for individual taxpayers who are married filing joint returns and $200,000 for taxpayers filing single) is generally subject to a tax of 3.8 percent. Among other items, net investment income generally includes gross income from interest and net gain attributable to the disposition of certain property, including debt instruments, less certain deductions. U.S. Holders should consult their own tax advisors regarding the possible implications of this additional tax in their particular circumstances.

Backup Withholding and Information Reporting

In general, a U.S. Holder will be subject to U.S. federal backup withholding on payments on the notes and the proceeds of a sale or other disposition of the notes if such holder fails to provide its correct taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.

In addition, information reporting generally will apply to payments of interest on the notes and to the proceeds of the sale or other disposition (including a retirement or a redemption) of a note paid to a U.S. Holder unless such holder is an exempt recipient.

Non-U.S. Holders

Payments of Interest

Subject to the discussion below regarding effectively connected income, backup withholding and FATCA payments of interest on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In addition, for this exemption from U.S. federal withholding tax to apply, a Non-U.S. Holder must provide the applicable withholding agent with a properly completed and executed Form W-8BEN or W-8BEN-E, or other appropriate documentation, as provided for in Treasury regulations, certifying that it is not a U.S. person. If the Non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder will be required to provide appropriate documentation to the agent. Such holder’s agent will then be required to provide such documentation to the applicable withholding agent.

A Non-U.S. Holder may also be entitled to the benefits of an income tax treaty under which interest on the notes is exempt from or subject to a reduced rate of U.S. federal withholding tax, provided that a properly completed and executed Form W-8BEN or W-8BEN-E claiming the exemption from or reduction in withholding is furnished to the applicable withholding agent and any other applicable procedures are complied with.

Sale, Exchange or Redemption of the Notes

Subject to the discussion below regarding backup withholding and FATCA, any gain realized on the sale, exchange, redemption or other taxable disposition of a note (other than amounts properly attributable to accrued and unpaid interest, to the extent not previously included in income, which generally will be treated as described under “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income”) will be exempt from U.S. federal income, unless:

•	the gain is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States; or

•	if the Non-U.S. Holder is an individual, such Non-U.S. Holder is present in the United States for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

See the discussion below under “—Non-U.S. Holders—Effectively Connected Income” if the gain derived from the disposition is described in the first bullet point above. If the Non-U.S. Holder is an individual described in the second bullet point above, the Non-U.S. Holder will be subject to U.S. federal income tax on the gain derived from the disposition at a 30% rate (or such lower rate as may be prescribed under an applicable income tax treaty), which gain may be offset by U.S.-source capital losses.

Effectively Connected Income

If interest or gain recognized on a note is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States, then such interest will be exempt from the U.S. federal withholding tax discussed above if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed Form W-8ECI, but such interest or gain generally will be subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates. In addition to regular U.S. federal income tax, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such holder qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

Payments of interest, and proceeds of a sale or other disposition of the notes, to a Non-U.S. Holder may be subject to annual information reporting and, depending on the circumstances, U.S. federal backup withholding with respect to payments of the proceeds of a sale or other taxable disposition of a note within the U.S. or conducted through certain U.S.-related financial intermediaries, unless such Non-U.S. Holder provides the certification described above under either “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income” or otherwise establishes an exemption from backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know that the recipient is a U.S. person. Backup withholding is not an additional tax and may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any), provided that the required information is furnished to the IRS in a timely manner. In addition, the applicable withholding agent generally will be required to file information returns with the IRS reporting interest payments on the notes and the amount of tax withheld, if any. Copies of the information returns may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

FATCA

Chapter 4 of the Internal Revenue Code, or “FATCA,” generally applies to payments on the notes and to gross proceeds from a disposition of notes occurring after December 31, 2018. Under these rules, we or our paying agent (in its capacity as such) would be required to deduct and withhold a tax equal to 30% of any payments made on our obligations to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign institution or entity is acting as an intermediary), and any person having the control, receipt, custody, disposal, or payment of any gross proceeds of a sale or other disposition of our obligations would be required to deduct and withhold a tax equal to 30% of any such proceeds, unless (i) in the case of a foreign financial institution, such institution entered into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity provided the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity or (iii) the payee was otherwise exempt from, or deemed compliant with, the requirements of FATCA. Further, foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Withholding under FATCA may be applicable even if payments on the notes are otherwise not subject to withholding. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on an investment in the notes.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATED TO THE NOTES TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES RELATED TO THE NOTES TO YOU.

UNDERWRITING

We have entered into an underwriting agreement dated                     , 2016 with Sandler O’Neill & Partners, L.P., as the underwriter with respect to the Notes being offered pursuant to this prospectus supplement. Subject to certain conditions, the underwriter has agreed to purchase that portion of the aggregate principal amount of Notes in this offering listed next to its name in the table below:

Underwriter	Amount of Securities
Sandler O’Neill & Partners, L.P.	$
Total	$

Notes sold by the underwriter to the public initially will be offered at the public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriter to securities dealers may be sold at a discount from the public offering price of up to     % of the principal amount of Notes. If all the Notes are not sold at the public offering price, the underwriter may change such offering price and the other selling terms. The offering of the Notes by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

We expect that delivery of the Notes will be made to investors on or about                     , 2016, which will be the third business day following the date of pricing of the Notes (such settlement being referred to as “T+3”).

The following table shows the per Note and total underwriting discounts we will pay the underwriter:

Per Note		%
Total	$

We estimate that our total expenses of the offering, excluding underwriting discounts, will be approximately $        . We have also agreed to reimburse the underwriter for certain of its fees and expenses.

No Sales of Similar Securities

We have agreed, for a period from the date of the underwriting agreement through and including the closing date of the offering, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any debt securities that are issued or guaranteed by us and have a tenor of more than one year, without the prior written consent of the underwriter.

No Public Trading Market

There is currently no public trading market for the Notes. In addition, we have not applied and do not intend to apply to list the Notes on any securities exchange or to have the Notes quoted on a quotation system. The underwriter has advised us that they intend to make a market in the Notes. However, the underwriter is not obligated to do so and may discontinue any market-making in the Notes at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market for the Notes will develop, that you will be able to sell your Notes at a particular time, or that the price you receive when you sell will be favorable. If an active trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the credit ratings for the Notes, our operating performance and financial condition, general economic conditions and other factors.

Price Stabilization, Short Positions

In connection with this offering of the Notes, the underwriter may engage in overallotment and stabilizing transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position for the underwriter. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing, or maintaining the price of the Notes. Stabilizing transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriter engages in stabilizing transactions, it may discontinue them at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriter and its affiliates has engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. The underwriter is also serving as our financial advisor in connection with our acquisition of JCB and will receive certain fees from us upon the closing of the acquisition. Neither this offering nor the contemplated merger transaction is conditioned upon the consummation of the other transaction.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriter or any of its affiliates has a lending relationship with us, they may hedge their credit exposure to us consistent with their customary risk management policies. Such underwriter and its affiliates could hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriter and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Notes offered by this prospectus supplement will be passed upon for us by Reed Smith LLP, New York, New York and Philadelphia, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for the underwriter by Hogan Lovells US, LLP, Washington, D.C.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Enterprise’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

ENTERPRISE FINANCIAL SERVICES CORP

PREFERRED STOCK

COMMON STOCK

DEPOSITARY SHARES

DEBT SECURITIES

RIGHTS TO PURCHASE COMMON STOCK

PURCHASE CONTRACTS

WARRANTS

UNITS

We may offer and sell, from time to time, in one or more offerings, together or separately, any combination of the securities described in this prospectus. The aggregate initial offering price of the securities that we offer will not exceed $50,000,000.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see the section titled “Plan of Distribution” in this prospectus.

The common stock of Enterprise Financial Services Corp is traded on the NASDAQ Global Select Market under the trading symbol EFSC. The last reported sale price of the common stock of Enterprise Financial Services Corp on July 29, 2014 was $17.41 per share.

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors beginning on page 4 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our securities.

None of the Securities and Exchange Commission (the “SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) or any state securities commission or any other federal regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of our bank subsidiary, any non-bank subsidiary or any other bank and are not insured or guaranteed by the FDIC, the Federal Reserve Board or any other governmental agency.

The date of this prospectus is August 18, 2014.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a shelf registration or continuous offering process. By using a shelf registration statement, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings having an initial aggregate offering price of up to $50,000,000. In this prospectus, we use the term securities to refer to preferred stock, common stock, depositary shares, debt securities, rights, purchase contracts, warrants and/or units which may be issued by the Company. For purposes of this prospectus, debt securities refers to both senior debt securities and subordinated debt securities.

This prospectus provides you with a general description of the securities we may offer. Each time we or any underwriter, dealer or agent sell securities pursuant to the registration statement, we will provide one or more prospectus supplements containing specific information about the terms of a particular offering by us or the selling underwriter, dealer or agent. A prospectus supplement may add to, update or change information in this prospectus. If any information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of our securities, you should carefully read both this prospectus and, if applicable, any prospectus supplement together with the additional information described under the section of this prospectus titled Where You Can Find More Information.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents that we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement may be read at the SEC website or at the SEC office mentioned under the section of this prospectus titled Where You Can Find More Information.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Enterprise Financial Services Corp is a financial holding company incorporated in the State of Delaware and headquartered in Clayton, Missouri. In this prospectus, the Company, we, our, ours, and us refer to Enterprise Financial Services Corp and its subsidiaries on a consolidated basis, unless the context otherwise requires. References in this prospectus to Enterprise Bank mean Enterprise Bank & Trust, a Missouri trust company with banking powers, which is our principal subsidiary.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s website at http:/www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.enterprisebank.com. However, the information on our website is not a part of, and is not incorporated into, this prospectus.

The SEC’s rules allow us to incorporate by reference in this prospectus certain information in the documents that we file with it, which means that we can disclose important information to you by referring you to other documents without restating that information in this prospectus. The information incorporated by reference into this prospectus is considered to be a part of this prospectus from the date we file that document. Any information filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supercede any information contained in this prospectus or incorporated by reference in this prospectus.

In all cases, you should rely on the later information over different information included in this prospectus or incorporated by reference.

We incorporate by reference into this prospectus the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the termination of the offering, except to the extent that any information contained in such filings is deemed furnished and not filed in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 17, 2014.

•	Definitive Proxy Statement filed with SEC on April 11, 2014.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed on May 2, 2014 and July 29, 2014, respectively.

•	Our Current Reports on Form 8-K filed on February 6, 2014, March 6, 2014, March 18, 2014, May 22, 2014 and August 11, 2014.

•	The description of the Company’s common stock, which is contained in a registration statement filed on Form 8-A, by the Company with the SEC on April 30, 1998, including all amendments and reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Keene S. Turner

Chief Financial Officer

Enterprise Financial Services Corp

150 North Meramec

Clayton, Missouri 63105

(314) 725-5500

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other document filed later that is also incorporated in this prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information relating to us contained in this prospectus should be read together with the information contained in any prospectus supplement and in the documents incorporated in this prospectus and any prospectus supplement by reference.

This prospectus is part of a registration statement we filed with the SEC which incorporates exhibits. You should read the exhibits to the registration statement carefully.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated herein or therein by reference contain or incorporate statements that are considered forward-looking statements within the meaning of and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified with use of terms such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “could,” “continue” and the negative of these terms and similar words, although some forward-looking statements are expressed differently. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including, but not limited to:

•	credit risk;

•	changes in the appraised valuation of real estate securing impaired loans;

•	outcomes of litigation and other contingencies;

•	exposure to general and local economic conditions;

•	risks associated with rapid increases or decreases in prevailing interest rates;

•	consolidation within the banking industry;

•	competition from banks and other financial institutions;

•	our ability to attract and retain relationship officers and other key personnel;

•	burdens imposed by federal and state regulation;

•	changes in regulatory requirements;

•	changes in accounting regulation or standards applicable to banks; and

•	other risks discussed under the caption Risk Factors in this prospectus, as well as the risk factors included in the documents incorporated herein by reference, including under Item 1A—Risk Factors of our Annual Report on Form 10-K and under Part II—Other Information: Item 1A—Risk Factors of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014.

Readers are cautioned not to place undue reliance on our forward-looking statements, which reflect management’s analysis and expectations only as of the date of such statements. Forward-looking statements speak only as of the date they are made, and the Company does not intend, and undertakes no obligation, to publicly revise or update forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise, except as required by federal securities law. Readers should carefully review all disclosures we file from time to time with the Securities and Exchange Commission which are available on our website at www.enterprisebank.com.

OUR COMPANY

The following summary may not contain all of the information that may be important to you or that you should consider before deciding to purchase the securities, and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus, especially the risks set forth under the section of this prospectus titled Risk Factors, as well as the financial and other information incorporated by reference in this prospectus, before making an investment decision.

We are a financial holding company headquartered in St. Louis, Missouri. We are the holding company for a full service banking subsidiary, Enterprise Bank & Trust (Enterprise Bank), offering banking and wealth management services to individuals and business customers located in the St. Louis, Kansas City and Phoenix metropolitan markets.

Our general business strategy is to generate superior shareholder returns by providing comprehensive financial services primarily to private businesses, their owner families, and other success-minded individuals through banking and wealth management lines of business, each of which constitutes a separate segment for purposes of our financial reporting.

Our banking segment offers a broad range of business and personal banking services. Lending services include commercial and industrial, commercial real estate, real estate construction and development, residential real estate, and consumer loans. A wide variety of deposit products and a complete suite of treasury management and international trade services complement our lending capabilities.

The wealth management segment includes our trust operations and Federal and Missouri State tax credit brokerage activities. Enterprise Trust, a division of the Enterprise Bank, provides financial planning, estate planning, investment management and trust services to businesses, individuals, institutions, retirement plans and non-profit organizations. Tax credit brokerage activities consist of the acquisition of tax credits and sale of these tax credits to clients.

Our common stock is listed on the NASDAQ Global Select Market under the symbol EFSC. For a discussion of risks and uncertainties involved with an investment in our securities, see the section of this prospectus titled Risk Factors. Our principal executive offices are located at 150 N. Meramec, Clayton, Missouri 63105 and our telephone number is (314) 725-5500. Our website is http://www.enterprisebank.com. However, the information on our website is not a part of, and is not incorporated into, this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before purchasing any of our securities, you should carefully read and consider each of the risk factors set forth in this prospectus and each of the documents incorporated by reference in this prospectus, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by our subsequent Quarterly Reports on Form 10-Q, for the quarters ended March 31, 2014 and June 30, 2014, each of which has been filed with the SEC and incorporated herein by reference, and the other information contained in this prospectus, the applicable prospectus supplement, or otherwise incorporated by reference herein (see the section of this prospectus titled Where You Can Find More Information). Any of these risks could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our stockholders. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business and operations. In any such case, you could lose all or a portion of your original investment.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement for any offering of securities, the net proceeds we receive from the sale of securities offered by this prospectus will be used for general corporate purposes, which may include one or more of the following: capital expenditures, repayment or refinancing of indebtedness or other securities from time to time, working capital or to make acquisitions. Pending such use, we may elect, in our sole and absolute discretion, to temporarily invest net proceeds.

RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The Company’s ratios of earnings to fixed charges for the six months ended June 30, 2014 and the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are as follows:

Consolidated Ratios of Earnings to Fixed Charges

	Six months ended June 30, 2014	Years ended December 31,
		2013	2012	2011	2010	2009 (1)
Excluding interest on deposits (2)	11.06x	8.16x	4.40x	4.11x	1.57x	-1.29x
Including interest on deposits	3.72x	3.76x	2.53x	2.13x	1.20x	0.05x

(1)	Due to the Company’s $46.7 million loss (including $45.4 million of goodwill impairment charges) for the year ended December 31, 2009, the ratio coverage was less than 1:1. The Company would have had to generate additional earnings of $49.3 million to achieve a coverage ratio of 1:1.
(2)	The ratio of earnings to fixed charges and preferred dividends, excluding interest on deposits, is being provided as an additional measure to provide comparability to the ratios disclosed by all other issuers of debt securities.

Note: The ratio of earnings to fixed charges is calculated by adding income before income taxes plus fixed charges and dividing that sum by fixed charges.

The Company’s ratios of earnings to combined fixed charges and preferred stock dividends for the six months ended June 30, 2014 and the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are as follows:

Consolidated Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	Six months ended June 30, 2014	Years ended December 31,
		2013	2012	2011	2010	2009 (1)
Excluding interest on deposits (2)	11.06x	8.16x	6.52x	5.50x	1.75x	-1.60x
Including interest on deposits	3.72x	3.76x	2.85x	2.27x	1.22x	0.01x

(1)	Due to the Company’s $46.7 million loss (including $45.4 million of goodwill impairment charges) for the year ended December 31, 2009, the ratio coverage was less than 1:1. The Company would have had to generate additional earnings of $49.3 million to achieve a coverage ratio of 1:1.
(2)	The ratio of earnings to fixed charges and preferred dividends, excluding interest on deposits, is being provided as an additional measure to provide comparability to the ratios disclosed by all other issuers of debt securities.

Note: No shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or any other class of preferred stock, were outstanding during the year ended December 31, 2013 or the six months ended June 30, 2014, and we did not pay preferred stock dividends during these periods. Consequently, the ratios of earnings to combined fixed charges and preferred dividends are the same as the ratios of earnings to fixed charges for the same periods listed above.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of our preferred stock, our common stock, depositary shares, debt securities, rights, purchase contracts, warrants and units that we may offer from time to time in one or more offerings together or separately. These summary descriptions are not meant to be complete descriptions of each of the securities. The particular terms of any offering of securities will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. You should carefully read both this prospectus and any related prospectus supplement before you invest in any of our securities.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material features, terms and provisions of our preferred stock and our common stock. This summary does not purport to be exhaustive and may not contain all the information that is important to you. Therefore, you should read our certificate of incorporation (as amended and together with all certificates of designations) and by-laws which have been filed with the SEC.

General

Our authorized capital stock consists of:

•	30,000,000 shares of the common stock, par value of $.01 per share, and

•	5,000,000 shares of preferred stock, par value of $.01 per share.

As of June 30, 2014, there were 19,764,568 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding. Additionally, 35,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference amount $1,000 per share, which were issued pursuant to United States Department of the Treasury’s Capital Purchase Program have been redeemed.

General Limitations on Ability to Pay Dividends

Under Federal Reserve policies, we may pay cash dividends on common stock only out of income available over the past year if prospective earnings retention is consistent with the organization’s expected future needs and financial condition and if the organization is not in danger of not meeting its minimum regulatory capital requirements. Federal Reserve policy also provides that financial holding companies should not maintain a level of cash dividends that undermines the financial holding company’s ability to serve as a source of strength to its banking subsidiaries.

We depend on dividends, distributions and other payments from our banking subsidiary, Enterprise Bank, to fund dividend payments on our common stock. Under Missouri law, Enterprise Bank may pay dividends to us only from a portion of its undivided profits and may not pay dividends if its capital is impaired. As an insured depository institution, federal law prohibits Enterprise Bank from making any capital distributions, including the payment of a cash dividend if it is “undercapitalized” or after making the distribution would become undercapitalized. If the Federal Deposit Insurance Corporation, or FDIC, believes that Enterprise Bank is engaged in, or about to engage in, an unsafe or unsound practice, the FDIC may require, after notice and hearing, that the bank cease and desist from that practice. The FDIC has indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. The FDIC has issued policy statements that provide that insured banks generally should pay dividends only from their current operating earnings. Enterprise Bank’s payment of dividends also could be affected or limited by other factors, such as events or circumstances which lead the FDIC to require that it maintain capital in excess of regulatory guidelines.

Description of Common Stock

General

When we offer to sell any common stock, we will describe the specific terms of such common stock in a supplement to this prospectus. The terms of any common stock may differ from the terms described below. Upon our receipt of the full specified purchase price, the common stock issued will be fully paid and nonassessable.

In addition, as described under “Description of Depositary Shares,” we may, at our option, instead of offering whole individual shares of common stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share or some multiple of shares of common stock issued and deposited with a depositary. The fraction of a share of common stock which each depositary share represents will be stated in the prospectus supplement relating to any common stock offered through depositary shares.

Dividends

Generally speaking, holders of shares of our common stock will be entitled to receive dividends, if and when they are authorized and declared by the Company’s Board of Directors, out of assets that the Company may legally use to pay dividends. However, in addition to the general restrictions on the Company’s ability to pay dividends discussed above, the ability of the Company to pay dividends on our common stock will be subject to the preferential rights of any outstanding shares of our preferred stock.

Voting Rights

Except as otherwise required by law and except as provided by the terms of any other class or series of stock, holders of our common stock have the exclusive power to vote on all matters presented to the Company’s stockholders, including the election of directors. Holders of our common stock are entitled to one vote per share.

Liquidation/Dissolution Rights

Generally speaking, the rights of holders of our common stock to receive proceeds from the liquidation or dissolution of the Company will be subordinate to the preferential rights of holders of any preferred stock or other senior securities. In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of our issued and outstanding preferred stock will be entitled to receive an amount per share equal to a fixed liquidation preference per share applicable to each series of preferred stock, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of our preferred stock will be entitled to receive such total liquidation amount out of the Company’s assets that are available for distribution to stockholders, after payment or provision for payment of the Company’s debts and other liabilities but before any distribution of assets is made to holders of our common stock. Subject to these preferential rights of our preferred stock and the preferential rights of any other class or series of stock, holders of shares of our common stock are entitled to receive, in cash or in kind, in proportion to their holdings, the assets that the Company may legally use to pay distributions after the Company pays or makes adequate provision for all of the Company’s debts and liabilities if the Company is liquidated, dissolved or its affairs are wound up.

Other Rights

Holders of our common stock do not have preemptive rights under the Delaware General Corporation Law, or our certificate of incorporation (as amended and together with all certificates of designations) or by-laws. Shares of our common stock are not redeemable and have no subscription or conversion rights.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare.

Restrictions on Ownership

The Bank Holding Company Act requires any bank holding company, as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a controlling influence over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Changes in Authorized Shares

The Company may amend its certificate of incorporation from time to time to increase the number of authorized shares of our common stock. Any such amendment would require the approval of the holders of a majority of the Company’s stock entitled to vote.

Description of Preferred Stock

General

The following summary contains a description of the general terms of the preferred stock that we may issue. When we offer to sell a particular series of our preferred stock, we will describe the specific terms of the series in a supplement to this prospectus. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the certificate of designations with respect to the establishment of a series of preferred stock which will be filed with the SEC in connection with the offering of such series of preferred stock.

In addition, as described under “Description of Depositary Shares,” we may, at our option, instead of offering whole individual shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share or some multiple of shares of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be stated in the prospectus supplement relating to any series of preferred stock offered through depositary shares.

Terms of Each Series of Preferred Stock

Our Board of Directors is authorized, without further action by our stockholders but subject to our certificate of incorporation (as amended and together with all certificates of designations) and applicable law, to issue preferred stock in one or more series. The Board of Directors may fix by resolution the terms of a series of preferred stock, including without limitation: dividend rates and any preference of dividends; any conversion rights; any terms of redemption; any liquidation preferences; the number of shares constituting each such series; any right to appoint directors to our Board of Directors under certain circumstances and any voting rights. Any shares of preferred stock issued in accordance with the terms of the applicable agreement, will upon full payment of the issuance price be fully paid and non-assessable.

Rank

Upon our dissolution, liquidation or winding up, holders of preferred stock are entitled to receive from our assets an amount per share equal to the respective liquidation preference before any payment or distribution is made on our common stock or any other class of capital stock that ranks junior to the particular series of preferred stock. If our assets available for distribution upon our dissolution, liquidation or winding up are insufficient to pay in full the liquidation preference payable to holders of shares of all series of preferred stock, such assets will be distributed to such holders on a pro rata basis in proportion to the amounts payable on those shares.

Voting Rights

Except as indicated in the applicable prospectus supplement or except as otherwise from time to time required by applicable law, the holders of our preferred stock will have no voting rights.

Changes in Authorized Shares

The Company may amend its certificate of incorporation from time to time to increase the number of authorized shares of Preferred Stock. Any such amendment would require the approval of the holders of a majority of the Company’s stock entitled to vote.

Certain Anti-takeover Effects

Our certificate of incorporation (as amended and together with all certificates of designations) and bylaws contain various protective provisions that would have the effect of impeding an attempt to change or remove our Board of Directors or to gain control of its outstanding capital stock, as well as provisions that limit liability or provide indemnification for directors and executive officers. These provisions are discussed in more detail below.

•	Authorized but Unissued Stock. Authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and/or preferred stock may enable our Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company’s management.

•	Limitations on Liability. Our certificate of incorporation (as amended and together with all certificates of designations) contains a provision which, subject to the exceptions described below, indemnifies our directors from individual liability to the Company or its stockholders for monetary damages for any breach of such director’s fiduciary duty as a director. This provision does not indemnify the director (i) for violating his or her duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for liability under Section 174 of the Delaware General Corporation Law, or DGCL, relating to unlawful dividends and distributions, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, our bylaws require the Company to indemnify any person who was, is, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of service by such person as a director or officer of the Company. Such directors and officers are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses (including attorneys’ fees) actually incurred by the director or officer in connection with the proceeding, except that no payments may be made with respect to liability which is not eliminated pursuant to the provision of our certificate of incorporation described in the preceding paragraph. Finally, our Board of Directors has the authority to extend to its employees and agents the same indemnification rights held by officers and directors, subject to all the accompanying conditions and obligations.

•	Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called at any time by the Chairman of the Board, President or Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors. Special meetings of stockholders may also be called upon the written request of holders of at least 50% of all of the issued and outstanding shares entitled to vote, provided that they shall make written application to the Company’s Secretary stating the time, place and purpose or purposes of the special meeting.

DESCRIPTION OF DEPOSITARY SHARES

The following is a description of the material features, terms and provisions of depositary shares that we may offer. This summary does not purport to be exhaustive and may not contain all the information that is important to you. Therefore, you should read the applicable prospectus supplement relating to those depositary shares, which may contain a deposit agreement and depositary receipts or other transaction documents related to an offering of depositary shares, and any other offering materials that we may provide. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus and any general terms outlined in this section of the prospectus that will not apply to those depositary shares.

General

The Company may offer fractional interests in our debt securities or fractional shares of our preferred stock or our common stock. If we elect to do so, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interests in debt securities or fractional shares of our preferred stock or our common stock, as the case may be, in the form of depositary shares.

The debt securities, preferred stock or common stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company, which we refer to in this prospectus as the depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to the applicable fraction of debt securities, our preferred stock or our common stock, as the case may be, represented by the depositary share. Those rights include any interest, dividend, voting, redemption, conversion, sinking fund, repayment at maturity, subscription and liquidation rights related to such debt securities, preferred stock and common stock.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities, common stock or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own. In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case, the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

If a debt security, common stock or series of preferred stock represented by depositary shares is redeemed, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of common stock or preferred stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preferred stock. Whenever we redeem debt securities or shares of common stock or preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights under the Indentures or Voting the Common Stock or Preferred

Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock or preferred stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the common stock or preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preferred stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely affects the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement will terminate if:

•	all outstanding depositary shares have been redeemed;

•	if applicable, the debt securities and the preferred stock represented by depositary shares have been converted into or exchanged for common stock or, in the case of debt securities, repaid in full; or

•	there has been a final distribution in respect of the common stock or preferred stock, including in connection with the liquidation, dissolution or winding-up of Enterprise, and the distribution proceeds have been distributed to you.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities, common stock or preferred stock, as the case may be. Neither we nor the depositary will be liable under the deposit agreement to you other than for gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. We may also sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

In addition, as described under “Description of Depositary Shares,” we may, at our option, offer depositary shares evidenced by depositary receipts, each representing a fractional interest in debt securities and deposited with a depositary. The fractional interest in the debt securities which each depositary share represents will be stated in the prospectus supplement relating to any debt securities offered through depositary shares.

As used in this “Description of Debt Securities,” the “Company,” “we,” “us” and “our” refer to Enterprise Financial Services Corp and do not include our subsidiaries.

General

The debt securities that we offer will be either senior debt securities or subordinated debt securities. We will issue senior debt securities under an indenture, which we refer to as the senior indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We will issue subordinated debt securities under a different indenture, which we refer to as the subordinated indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We refer to both the senior indenture and the subordinated indenture as the indentures and each, individually, as an indenture. We refer to each of the trustees under the indentures as a trustee.

The indentures provide that the debt securities that we offer and any of the Company’s additional debt securities may be issued from time to time in one or more series under the applicable indenture. The indentures may be supplemented (including by an officer’s certificate of an officer of the Company) or amended as necessary to set forth the terms of the debt securities issued under the indentures. Material terms of the debt securities and the indentures are set forth below. You should read the indentures, including any supplements (including any such officer’s certificates) or amendments, carefully to fully understand the terms of the debt securities. The forms of the indentures have been filed as exhibits to the registration statement of which this prospectus is a part. The indentures are subject to, and are governed by, the Trust Indenture Act of 1939, as amended. You should refer to the Trust Indenture Act for provisions that apply to the debt securities. Any supplemental indentures or officer’s certificates will be filed with the SEC on a Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is part.

The senior debt securities will be unsubordinated obligations of the Company. They will be unsecured and will rank equally with each other and all of our other unsubordinated, unsecured debt, unless otherwise indicated in the applicable prospectus supplement. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt. See “Subordination of Subordinated Debt Securities.” The subordinated debt securities will be unsecured and will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. We will indicate in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated debt securities.

Unless otherwise provided in the prospectus supplement relating to any debt securities, the debt securities will not constitute obligations of our subsidiaries. Creditors of our subsidiaries are entitled to a claim on the assets of those subsidiaries. Consequently, in the event of a liquidation or reorganization of any subsidiary, creditors of the subsidiary are likely to be paid in full before any distribution is made to the Company and holders of debt securities, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the Company’s claims would still be subordinate to any security interests in the assets of such subsidiary and any debt of such subsidiary senior to that held by the Company.

The indentures do not limit the amount of debt securities that can be issued thereunder and provide that debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time.

We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may “reopen” a series and issue additional debt securities of that series, without the consent of the holders of the outstanding debt securities of that series.

A prospectus supplement and an officer’s certificate or a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

•	The title of the debt securities;

•	Any limit upon the total principal amount of the debt securities;

•	The dates, or the method to determine these dates, on which the principal of the debt securities will be payable;

•	The interest rate or rates, if any, which the debt securities will bear, or how the rate or rates will be determined, the interest payment dates for the debt securities and the regular record dates for interest payments;

•	Any right to defer the interest payments for the debt securities;

•	The percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

•	Any date or dates on which the debt securities may be redeemed at the option of the Company and the price or prices at which, and the conditions upon which, such debt securities may be redeemed;

•	Any sinking fund or other provisions that would obligate the Company to repurchase or otherwise redeem the debt securities;

•	Any additions to the events of default under the indentures or additions to the covenants of the Company under the indentures for the benefit of the holders of the debt securities;

•	If the debt securities will be issued in denominations other than multiples of $1,000;

•	If payments on the debt securities may be made in a currency or currencies other than United States dollars;

•	Any rights or duties of another entity to assume the obligations of the Company with respect to the debt securities;

•	Any collateral, security, assurance or guarantee for the debt securities;

•	Any terms pursuant to which the debt securities may be converted into or exchanged for ordinary shares or other securities of the Company or any other entity;

•	Any requirement to pay additional amounts for withholding or deducting taxes or other governmental charges and, if applicable, any related right to optionally redeem the debt securities rather than pay such additional amounts or otherwise;

•	Any trustees or agents for the debt securities, including depositories, authenticating agents, paying agents, transfer agents or registrars;

•	Whether the debt securities will be represented in whole or in part by one or more global securities registered in the name of a depository or its nominee and matters incidental to any such global securities;

•	The place or places where the principal of and interest, if any, on the debt securities will be payable;

•	The place or places where the debt securities may be registered for transfer or exchanged; and

•	Any other terms of the debt securities not inconsistent with the terms of the applicable indenture.

We may sell debt securities at a discount below their principal amount. United States federal income tax considerations applicable to debt securities sold at an original issue discount or other special considerations applicable to original issue discount securities may be described in the prospectus supplement. In addition, important United States federal income tax or other tax considerations applicable to any debt securities denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

The Company may, at any time and from time to time, purchase any outstanding debt securities by tender, in the open market or by private agreement, provided that it complies with United States federal securities laws and any other applicable laws.

We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the prospectus supplement relating thereto.

Unless otherwise described in a prospectus supplement relating to any debt securities, there are no covenants or provisions contained in the indentures that may afford the holders of debt securities protection in the event that we enter into a highly leveraged transaction.

The statements made hereunder relating to the indentures and the debt securities are summaries of certain provisions thereof and do not purport to be complete and are qualified in their entirety by reference to all provisions of the indentures and the debt securities.

As used in this “Description of Debt Securities”:

•	“debt securities” mean debt securities of any and all series outstanding under the indentures as the context shall require;

•	“additional amounts” means any additional amounts as referred to above or any other additional amounts, in all cases as may be specified for a series of debt securities under the applicable indenture.

Form of Debt Securities

Unless otherwise provided in the prospectus supplement relating to any debt securities, the debt securities may be issued only in fully registered form in minimum denominations of $1,000 and any integral multiple thereof. Additionally, the debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depository or its nominee and, if so represented, interests in such global debt securities will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants.

Payment and Paying Agents

Unless otherwise provided in the prospectus supplement relating to any debt securities, principal, interest and premium, if any, will be payable at the office or offices or agency we maintain for such purposes, provided that payment of interest on the debt securities may be paid at our election at such place by check mailed to the persons entitled thereto at the addresses of such persons appearing on the security register. Interest on the debt securities will be payable on any interest payment date to the persons in whose name the debt securities are registered at the close of business on the record date for such interest payment. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any debt securities, the defaulted interest may be paid to the holder of that debt security as of the close of business on a date between 10 to 15 days before the date proposed by us for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it workable.

Registration and Transfer

Unless otherwise provided in the prospectus supplement relating to any debt securities, the transfer of debt securities may be registered, and the debt securities may be exchanged for an equal aggregate principal amount of debt securities of the same series or tranche of authorized denominations, upon surrender of the debt securities at the office or offices or agency we maintain for such purposes and upon fulfillment of all other requirements of such agent. Unless otherwise provided for in the prospectus supplement, no service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection therewith.

We will not be required to execute or to provide the registration of transfer or the exchange of:

•	any debt securities during the 15 days before giving any notice of redemption, or

•	any debt securities selected for redemption, except the unredeemed portion of any debt security being redeemed in part.

Events of Default

An “event of default” with respect to the debt securities of any series is defined in the indentures as:

•	default in the payment of any installment of interest upon any of the debt securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of all or any part of the principal of any of the debt securities of such series as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise;

•	default in the performance, or breach, of any other covenant or warranty contained in the debt securities of such series or set forth in the applicable indenture (other than a covenant or warranty included in the applicable indenture solely for the benefit of one or more series of debt securities other than such series) and continuance of such default or breach for a period of 90 days after notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities of such series as provided in the applicable indenture; and

•	certain events of bankruptcy, liquidation, insolvency or reorganization of the Company.

Additional events of default may be added for the benefit of holders of a series of debt securities which, if added, will be described in the prospectus supplement relating to such debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indentures.

The indentures provide that the trustee shall notify the holders of debt securities of each series of any continuing default known to the trustee which has occurred with respect to such series within 90 days after the occurrence thereof. The indentures provide that notwithstanding the foregoing, except in the case of default in the payment of the principal of, or interest or premium, if any, on any of the debt securities of such series, the trustee may withhold such notice if the trustee in good faith determines that the withholding of such notice is in the interests of the holders of debt securities of such series.

Remedies

The indentures provide that if an event of default with respect to any series of debt securities shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of debt securities of such series then outstanding may declare the principal amount of all debt securities of such series to be due and payable immediately.

At any time after a declaration of acceleration with respect to the debt securities of a particular series has been made and before a judgment or decree for payment of the money due has been obtained by a trustee, the event of default under the indentures giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

•	The Company has paid or deposited with the trustee a sum sufficient to pay:

(1)	all overdue interest and additional amounts, if any on all debt securities of that series;

(2)	the principal of and premium, if any, on any debt securities of that series that have otherwise become due and interest that is currently due;

(3)	interest on overdue interest or additional amounts, if any; and

(4)	all amounts due to the trustee under the applicable indenture; and

•	Any other event of default under the applicable indenture with respect to the debt securities of that series has been cured or waived as provided in such indenture.

There is no automatic acceleration, even in the event of bankruptcy, liquidation, insolvency or reorganization of the Company.

Other than its duties in case of an event of default under the indentures, the trustee is not obligated to exercise any of its rights or powers under the indentures at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, with respect to the debt securities of such series. However, if the event of default under an indenture relates to more than one series of debt securities, only the holders of a majority in aggregate principal amount of all affected series of debt securities outstanding under that indenture, considered as one class, will have the right to give this direction. The trustee is not obligated to comply with directions that conflict with law or other provisions of the indentures, and subject to certain other limitations.

No holder of debt securities of any series will have any right to institute any proceeding under an indenture, or any remedy under an indenture, unless:

•	The holder has previously given to the trustee written notice of a continuing event of default under the applicable indenture;

•	The holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under such indenture has occurred and is continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings; and

•	The trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under such indenture has occurred and is continuing, inconsistent with the written request of holders referred to above.

However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal of, or premium, if any, or interest or additional amounts, if any, on the debt security on or after the applicable due date.

The indentures require that we file annually with the trustee a certificate as to compliance with our covenants contained in the indentures.

Consolidation, Merger and Sale of Assets

Under the terms of the indentures, the Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any person or entity, unless:

•	The entity formed by such consolidation or into which the Company is merged or the person or entity which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall expressly assume the Company’s obligations on all debt securities and under the applicable indenture;

•	Immediately after giving effect to the transaction, no event of default under the applicable indenture, or event which, after notice or lapse of time or both, would become an event of default under the applicable indenture, shall have occurred and be continuing; and

•	The Company shall have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the applicable indenture.

Upon any such consolidation, merger, conveyance or transfer effected in accordance with the foregoing indenture terms, the Company will be relieved of all of its obligations under the applicable indenture and the applicable debt securities, except in the case of a lease.

The terms of the indentures do not restrict:

•	Any consolidation or merger of the Company in which the Company is the surviving or resulting entity;

•	Any conveyance, transfer or lease of any part of the properties of the Company which does not constitute a conveyance, transfer or lease of all or substantially all of the direct assets of the Company; or

•	The approval or consent of the Company to any consolidation or merger of any direct or indirect subsidiary or affiliate of the Company, or any conveyance, transfer or lease by any subsidiary or affiliate of any of its assets.

Modification and Waiver

Modification without Consent of Holders

Without the consent of any holder of debt securities issued under an indenture, the Company and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	To evidence the assumption by any permitted successor of the covenants of the Company in the applicable indenture and in the debt securities;

•	To evidence the addition of any guarantee for the benefit of the holders, or the release or substitution of any guarantor in accordance with the provisions of the applicable indenture or the debt securities;

•	To add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of debt securities or to surrender any right or power conferred upon the Company under the applicable indenture;

•	To add additional events of default under the applicable indenture for all or any series of debt securities;

•	To change or eliminate or add any provision to the applicable indenture; provided, however, if the change will adversely affect the interests of the holders of debt securities of any series under the applicable indenture in any material respect, the change, elimination or addition will become effective only:

(1)	when the consent of the holders of debt securities of such series has been obtained in accordance with the applicable indenture; or

(2)	when no debt securities of the affected series remain outstanding under the applicable indenture;

•	To provide collateral security for all but not part of the debt securities under the applicable indenture;

•	To establish the form or terms of debt securities of any other series as permitted by the indentures;

•	To provide for the authentication and delivery of bearer securities with or without coupons;

•	To evidence and provide for the acceptance of appointment by a separate or successor trustee or co-trustee;

•	To provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

•	To change any place where principal, premium, if any, and interest and additional amounts, if any, shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to the Company may be served; or

•	To cure any ambiguity, or to correct or supplement any provision in the applicable indenture that may be defective or inconsistent with any other provision in the applicable indenture.

Modification and Waiver with Consent of Holders

The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding under an indenture to which certain restrictive provisions contained or provided for in such indenture apply, considered as one class, may waive compliance by the Company with such provisions. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under an indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest or additional amounts, if any, and certain covenants and provisions of an indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of any series affected.

The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding under an indenture, considered as one class, is required for all other modifications to such indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

•

Change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change any of the Company’s obligations to pay additional amounts, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

•	Reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of an indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the debt securities of that series; or

•	Modify some of the provisions of an indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected by such modifications.

A supplemental indenture that changes an indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under that indenture of the holders of the debt securities of any other series.

The indentures provide that debt securities owned by the Company or anyone else required to make payment on the debt securities or their respective affiliates shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder of any debt security will bind every future holder of that debt security and the holder of every debt security issued upon the registration of transfer of or in exchange for that debt security. A transferee will also be bound by acts of the trustee or the Company in reliance thereon, whether or not notation of that action is made upon the debt security.

Defeasance, Satisfaction and Discharge

The Company will be discharged from its obligations with respect to the debt securities of a particular series if it irrevocably deposits with the trustee or any paying agent, other than the Company, sufficient cash or government securities or combination thereof to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of debt securities.

The prospectus supplement may further describe these or other provisions, if any, permitting defeasance and satisfaction and discharge with respect to the debt securities of a particular series.

Subordination of Subordinated Debt Securities

The senior debt securities will constitute part of our Senior Indebtedness (as defined below) and will rank pari passu with all outstanding senior debt. Except as set forth in the related prospectus supplement, the subordinated debt securities will be subordinated and junior in right of payment to all Senior Indebtedness of the Company, including the senior debt securities. No payment of the principal of the subordinated debt securities (including redemption and sinking fund payments), or interest or additional amounts, if any, on the subordinated debt securities may be made until all amounts due to holders of Senior Indebtedness have been paid, if any of the following occurs:

•	Specified events of bankruptcy, liquidation, insolvency or reorganization of the Company;

•	Any Senior Indebtedness is not paid when due and that default continues without waiver;

•	Any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness are permitted to accelerate the maturity of Senior Indebtedness; or

•	The maturity of any series of subordinated debt securities under the subordinated indenture has been accelerated under the subordinated indenture and such acceleration has not been rescinded or annulled.

Senior Indebtedness is defined in the subordinated indenture to include all notes and other obligations, including guarantees, of the Company, for borrowed money unless by their terms they are not superior in right of payment to or are equal in right of payment to the subordinated debt securities.

Upon any distribution of the Company’s assets to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to receive or retain any payment.

This subordination will not prevent the occurrence of any event of default with respect to the subordinated debt securities. There is no limitation on the issuance of additional Senior Indebtedness in the subordinated indenture.

Resignation of a Trustee

A trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding under the applicable indenture delivered to such trustee and us. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for such debt securities.

Title

The Company, each trustee, and any agent of the Company or a trustee, may treat the person in whose name any debt security is registered as the absolute owner of that debt security, whether or not such debt security may be overdue, for the purpose of making payments and for all other purposes, irrespective of notice to the contrary.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Global Debt Securities

Unless otherwise indicated in the prospectus supplement, DTC, will act as securities depository for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for each issue of the debt securities, each in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants, which we refer to as or Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants. The DTC Rules applicable to its participants are on file with the Commission. More information about DTC can be found at www.dtcc.com.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each security, or the Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions, and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the debt securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor depository is not obtained, certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

DESCRIPTION OF RIGHTS

The following is a description of the material features, terms and provisions of the rights to purchase shares of our preferred stock, our common stock or other securities that we may offer to our stockholders using this prospectus. This summary does not purport to be exhaustive and may not contain all the information that is important to you. Therefore, you should read the applicable prospectus supplement, which may contain a rights agreement or other transaction documents related to an offering of rights to purchase our common stock, and any other offering materials that we may provide.

Rights may be issued independently or together with any other offered securities and may or may not be transferred by the person purchasing or receiving the rights. In connection with any rights offering to our stockholders, we may enter into a standby underwriting agreement or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other person would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be used under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The prospectus supplement relating to any rights we offer will include specific terms relating to the offering, including, among others: the date of determining the stockholders entitled to the rights distribution, the aggregated number of rights issued and the aggregate number of shares of our preferred stock, our common stock or other securities purchasable upon exercise of the rights, the exercise price, the conditions to completion of the offering, the date on which the right to exercise the rights will commence, the date on which the right will expire and any applicable United States Federal income tax considerations. To the extent that any particular terms of the rights, rights agreements or rights certificates described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed to have been superseded by that prospectus supplement.

Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of our preferred stock, our common stock or our other securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights as provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights would become void and of no further force or effect.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of our preferred stock, our common stock or other securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

In this section, we describe the general terms and provisions of the purchase contracts that we may offer. This summary does not purport to be exhaustive and may not contain all the information that is important to you. Therefore, you should read the applicable prospectus supplement, which will describe the specific terms of the applicable purchase contract, and any other offering materials that we may provide.

The purchase contracts will represent contracts obligating holders to purchase from or sell to the Company, and obligating the Company to purchase from or sell to the holders, a specified or variable number of our debt securities, shares of our preferred stock, shares of our common stock, depositary shares, warrants or securities of an entity unaffiliated with us, or any combination of the above, at a future date or dates. The price of the securities or other property subject to the purchase contracts may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula contained in the purchase contracts. Any purchase contract may include anti-dilution provisions to adjust the number of shares or other securities to be delivered pursuant to such purchase contract upon the occurrence of certain events. We may issue the purchase contracts in such amounts and in as many distinct series as we wish.

The purchase contracts may be entered into separately or as a part of units consisting of a purchase contract and one or more of our other securities described in this prospectus or securities of third parties, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders of the purchase contracts, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The purchase contracts may require holders to secure their obligations under those contracts in a manner specified in the applicable prospectus supplement.

The prospectus supplement relating to any purchase contracts we may offer will include specific terms relating to the offering, including, among others, whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our securities and the nature and amount of each of those securities, or the method of determining those amounts; whether the purchase contracts are to be prepaid, settled by delivery or by reference or linkage to the value, performance or level of our securities; and any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts.

DESCRIPTION OF WARRANTS

In this section, we describe the general terms and provisions of the warrants to purchase our preferred stock, our common stock or other securities that we may offer using this prospectus. This summary does not purport to be complete and may not contain all the information that is important to you. Therefore, you should read the applicable prospectus supplement, which will describe the specific terms of the applicable warrant agreement, and any other offering materials that we may provide.

We may issue warrants in such amounts or in as many distinct series as we wish. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants, if any, under one or more warrant agreements between us and a warrant agent that we will name in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with such warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering, including, among others, the aggregate number of warrants offered, the exercise price of the warrants and any provisions for changes to or adjustments in the exercise price, the dates or periods during which the warrants are exercisable, and any other specific terms of the warrants.

DESCRIPTION OF UNITS

The following is a description of some of the material features, terms and provisions of the units that we may offer. This summary does not purport to be complete and may not contain all the information that is important to you. Therefore, you should read the applicable prospectus supplement and any other offering materials that we may provide. The applicable prospectus supplement and other offering materials relating to the units we may offer will include specific terms relating to the offering, including, among others, the designation and terms of the units and of the combination of securities comprising the units; whether and under what circumstances those securities may be held or transferred separately; and any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising those units.

We may issue units in such amounts and in as many distinct series as we wish, subject to applicable law. We may issue units comprised of one or more of the securities described in this prospectus, in any combination thereof. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the applicable prospectus supplement. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The provisions described in this section, as well as those described under Description of Preferred Stock, Description of Common Stock, Description of Depositary Shares, Description of Debt Securities, Description of Rights, Description of Purchase Contracts and Description of Warrants will apply to the securities included in each unit, to the extent relevant.

PLAN OF DISTRIBUTION

We may offer and sell the securities from time to time as follows:

•	through agents;

•	to or through dealers or underwriters;

•	directly to other purchasers; or

•	through a combination of any of these methods of sale.

In addition, the securities may be issued as a dividend or distribution or in a subscription rights offering to existing holders of securities. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices;

•	at prices determined by an auction process; or

•	at negotiated prices.

We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. If required, the prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. Additionally, before the expiration date for the subscription rights, the standby underwriters may offer the securities, including securities they may acquire through the purchase and exercise of subscription rights, on a when-issued basis at prices set from time to time by them. After the expiration date, the standby underwriters may offer the securities, whether acquired under the standby underwriting agreement, on exercise of subscription rights or by purchase in the market, to the public at prices to be determined by them. Thus, standby underwriters may realize profits or losses independent of the underwriting discounts or commissions we may pay them. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us. Any dealer-manager we retain may acquire securities by purchasing and exercising the subscription rights and resell the securities to the public at prices it determines. As a result, a dealer manager may realize profits or losses independent of any dealer-manager fee paid by us.

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The third parties with whom we may enter into contracts of this kind may include banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they hold, and must be closed out by purchasing those securities in the open market. Stabilizing transactions consist of various bids for or purchases made by the underwriters in the open market prior to the completion of an offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriting syndicate a portion of the underwriting discount received by it because the underwriting syndicate has repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own account, may have the effect of preventing or retarding a decline in the market price of the securities, and may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, Enterprise and its subsidiaries in the ordinary course of business.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more or less than three scheduled business days after the trade date for your securities.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Bryan Cave LLP, St. Louis, Missouri. Certain legal matters in connection with an offering pursuant to this prospectus will be passed upon for the underwriters and/or agents by a law firm named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of Enterprise Financial Services Corp’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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    % Fixed-to-Floating Rate Subordinated Notes due                     , 2026

Prospectus Supplement

Sandler O’Neill + Partners, L.P.

October     , 2016